Exhibit 10.13

TRIPLE NET SPACE LEASE

(MULTI-TENANT)

between

MT SPE, LLC,
a Delaware limited liability company,

as

LANDLORD

and

RAMBUS INC.,
a Delaware corporation,

as

TENANT

for

PREMISES

At

Moffett Towers

1040 Enterprise Way

SUNNYVALE, CALIFORNIA

i

This Triple Net Space Lease (the “Lease”), dated as of the date first written in the Summary of Basic Lease Information set forth in Article I below (the “Summary”), is made by and between MT SPE, LLC, a Delaware limited liability company (“Landlord”) and RAMBUS INC., a Delaware corporation (“Tenant”).

ARTICLE I
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
Date:	December 15, 2009
Premises (Article II).
Premises:
An agreed upon 125,210 rentable square feet of space consisting of a portion of Floor 1 and all of Floors 6, 7 and 8 of the Building, as further set forth in Exhibit A, but subject to the terms of Section 2.04 below.

Building:
That certain eight (8) story building commonly known as Building C located at 1040 Enterprise Way in Sunnyvale, California  94089, which consists of an agreed upon 317,166 rentable square feet, as depicted in Exhibit A.

Lot 1:
Those three (3) certain buildings, including the Building, commonly known as Buildings A, B and C located at 1000-1040 Enterprise Way Sunnyvale, California  94089, which consist of an agreed upon 951,498 rentable square feet, together with the land on which the same are situated, and related appurtenances, as depicted in Exhibit A.

Project:
The Project currently consists of six (6) buildings commonly known as Buildings A, B and C on Lot 1 and Buildings E, F and G on Lot 3, located at 1000-1160 Enterprise Way, Sunnyvale, California, which currently consist of approximately 1,628,096 rentable square feet, together with the land on which the same are situated, and related appurtenances, including an Amenities Parcel, commonly known as Building H and the related property located at 1060 Enterprise Way Sunnyvale, CA.  The Project is commonly referred to as “Moffett Towers,” as depicted in Exhibit A. As and when construction there of is completed, the Project will also consist of  a seventh (7th) building known as Building D on Lot 3 and Tenant’s Share will be adjusted pursuant to the terms of Section 4.05 (c) hereof.

Parking Spaces (Section 2.03):	Three Hundred Seventy-Nine (379) non-exclusive parking spaces. Parking spaces shall be located on Lot 1 only and otherwise in a combination of surface and structured parking.
Lease Term (Article III).
Commencement Date:
The earlier to occur of (i) the date upon which Tenant first commences to conduct business in the Premises, or (ii)  July 1, 2010, subject to extension pursuant to the terms and conditions of the work letter attached hereto as Exhibit C (the “Work Letter”) (the “Commencement Date”).

Expiration Date:	The last day of the one hundred twentieth (120th) full calendar month after the Commencement Date.
Option(s) to Extend:
Tenant is given two (2) options to extend the Lease Term (each, an “Option to Extend”) for a period of sixty (60) months each (each, an “Extended Term”) immediately following the date on which the initial Lease Term or First Extended Term, as applicable, would otherwise expire.

Base Rent
(Section 4.01):

	Annual Installment	Monthly Installment	Monthly Base Rent per Square Foot
Lease Months	of Base Rent	of Base Rent	Of Rentable Area
1-12*	$3,681,174.00	$306,764.50	$2.45
13-24	$3,786,350.40	$315,529.20	$2.52
25-36	$3,906,552.00	$325,546.00	$2.60
37-48	$4,026,753.60	$335,562.80	$2.68
49-60	$4,146,955.20	$345,579.60	$2.76
61-72	$4,267,156.80	$355,596.40	$2.84
73-84	$4,402,383.60	$366,865.30	$2.93
85-96	$4,522,585.20	$376,882.10	$3.01
97-108	$4,657,812.00	$388,151.00	$3.10
109-120	$4,808,064.00	$400,672.00	$3.20

* Base Rent for the Lease Months 1-6 shall be abated pursuant to the terms of Section 4.02.
Tenant’s Share (Section 4.05), subject to potential adjustment pursuant to the terms of Section 4.05(c).		Tenant’s Project Share: 7.69% Tenant’s Lot 1 Share: 13.16% Tenant’s Building Share: 39.48%
Permitted Use (Article V):
General office, research and development use and any legally permissible related uses included, without limitation, lectures, electrical laboratories, RFI rooms (shielded to eliminate external radio frequencies), facilities for prototyping (including machine shop type functions and computer controlled machine tools), testing laboratories, and server rooms

Broker (Section 17.23):		Cornish & Carey Commercial represents both Landlord and Tenant
Tenant’s Representative (Section 5.1 of Exhibit C):		Per Johanson, Senior Manager of Global Facilities and Real Estate
Landlord’s Representative (Section 5.2 of Exhibit C):		Janette Sammartino

ARTICLE II

PREMISES

Section 2.01                      Demise of Premises

Landlord hereby leases to Tenant and Tenant leases from Landlord for the Lease Term, at the rental, and upon all of the terms and conditions set forth herein, certain premises described in the Summary (“Premises”), which Premises comprise a portion of that certain building described in the Summary (the “Building”) which is one of six (6) current, (but seven (7) planned) free standing, office and research and development project buildings (“Project Buildings”) on real property situated in the City of Sunnyvale, County of Santa Clara, State of California and commonly known as Moffett Towers.  The Premises are more particularly described and depicted herein in Exhibit ”A.” Subject to the terms and conditions of this Lease, Landlord reserves the right to access and use the restrooms and janitor, telephone and electrical closets (as well as the space above any dropped ceilings) solely for cabling, wiring, pipes and other Building system elements; provided, however, such reservation shall not reduce the size of the Premises or otherwise materially interfere with Tenant’s use and enjoyment of the Premises and, provided, further, that notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for repairing, maintaining, and replacing any cabling, wiring, pipes and other Building system elements located in such areas not installed therein by Tenant, except, subject to Section 7.06 hereof, to the extent damaged or destroyed by the actions of Tenant or any Tenant Parties.  The rentable square footage of the Premises, Building and other Project Buildings (the “Rentable Area”) has been determined and certified by Landlord’s architect by a method described as “dripline,” whereby the measurement encompasses the outermost perimeter of the constructed building, including every projection thereof and all area beneath each such projection, whether or not enclosed, with no deduction for any inward deviation of structure and with the measurement being made floor by floor, but beginning from the top of the building.  Subject to Landlord’s reasonable security measures, Applicable Laws, emergencies and Force Majeure events, Landlord acknowledges and agrees that Tenant, its employees, agents, and invitees shall have access to the Premises and the Building twenty-four (24) hours a day, seven (7) days a week.

Section 2.02                      Common Area

During the Lease Term, Tenant shall have the non-exclusive right to use those portions of the Common Area which are provided, from time to time, for use in common by Landlord, Tenant and/or other tenants of the Building or Lot 1.  In addition, during the Lease Term, Tenant and its employees shall have the non-exclusive right, in common with others, to use the Amenities Parcel (as defined below) and the roadways currently known as 11th Avenue and Enterprise Way,  which provide access to the Amenities Parcel.  Landlord reserves the right, in its sole discretion, to modify the Common Area (including, without limitation, increasing or changing the size thereof, adding or removing Project structures, facilities or other improvements, or changing the use, configuration and elements thereof), to designate certain areas for the exclusive use of Landlord and/or certain tenants of Lot 1 or the Project, and to close or restrict access of certain areas from time to time for repair, maintenance or construction or to prevent a dedication thereof; provided that (i) Tenant nevertheless shall have direct access to the Premises (including access through the lobby of the Buildings and the elevators of the Building)

and to parking areas serving the Building, (ii) any such modifications, when completed, shall not unreasonably interfere with or restrict Tenant’s access to or possession or use of the Premises or the visibility of Tenant’s signage, and (iii) Landlord shall not grant any tenant of the Building any exclusive right to parking spaces in the structured parking area supporting the Building or in the area in front of the Building unless Landlord grants Tenant the same or equivalent rights.  Landlord further reserves the right to establish, repeal and amend from time to time reasonable rules and regulations for the use of the Common Area and to grant easements or other rights to use the Common Area to others; provided, however, that (A)  no amendment to the rules and regulations shall (I) unreasonably interfere with or restrict Tenant’s access to or possession or use of the Premises, (II) be binding until Tenant has received at least ten (10) business days’ prior written notice of such rules and regulations, or (III) not apply retroactively; (B) to the extent of any conflict between an express provision of this Lease (other than the attached Rules and Regulations) and such Common Area rules and regulations, this Lease shall control, and (C) any such easements shall not reduce the number of Parking Spaces available for Tenant’s use.  The “Common Area” shall consist of (i) Project Common Area, which consists of an athletic facility (the "Athletic Facility") and related landscaping to be available for use by Tenant’s employees (collectively with the Athletic Facility, the “Amenities Parcel”), together with 11th Avenue and Enterprise Way, which provide access thereto, (ii) Lot 1 Common Area, which includes all landscaping, sidewalks, walkways, driveways, curbs, parking lots (including striping), roadways within Lot 1, sprinkler systems, lighting, surface water drainage systems, as well as additional or different facilities as Landlord may from time to time designate or install or make available for the use by Tenant in common with others, and (iii) Building Common Area which includes all lobbies (other than the lobbies on Floors 6, 7, 8 of the Building, to the extent fully leased to Tenant), mechanical areas, stairwells, elevators and elevator shafts, pipe, cabling and wiring shafts, telephone closets, raceways, conduits, fiber vaults, meet-me rooms, pathways, riser spaces together with their enclosing walls, plus, to the extent not leased to an occupant, all entrances, elevator and floor lobbies other than the lobbies on Floors 6, 7, and 8 of the Building, to the extent fully-leased to Tenant), common corridors and hallways, restrooms, janitor closets, telephone closets, electric closets and other public or common areas located in the Building.

Section 2.03                      Parking

Throughout the Lease Term, Landlord shall provide Tenant with the number of parking spaces set forth in the Summary on an unreserved, non-designated non-exclusive first come-first serve basis.  Except as set forth in the Summary, the parking spaces shall include a mixture of surface and structured parking as determined by Landlord, in its reasonable discretion.  Landlord shall have no liability for the use of any such parking spaces by anyone (besides Landlord) other than Tenant or Tenant’s visitors.  In the event Landlord is required by any law to limit or control parking at the Building or the Project, whether by validation of parking tickets or any other method of assessment, Tenant, at no cost to it or its employees, customers or invitees, agrees to participate in such validation or assessment program under such reasonable and uniformly-applied rules and regulations as are from time to time established by Landlord.  Except as otherwise expressly provided herein, all costs and expenses associated with parking areas serving the Project shall be included in Operating Expenses.

Section 2.04                      Construction

(a)           Tenant Improvement Allowance

Landlord shall provide to Tenant a Tenant Improvement Allowance of Ten Million Sixteen Thousand Eight Hundred and 00/100 Dollars ($10,016,800) (i.e. $80.00 per square foot of Rentable Area in the Premises) to be used for the Tenant Improvements as set forth in the Work Letter attached as Exhibit C.  The Tenant Improvement Allowance shall be reduced by an amount equal to:  (i) Tenant’s Building Share of the costs associated with the purchase and installation of the 2000 KW Generator, enclosure and related fuel tank and transfer switch (collectively, the “Generator”), (ii) Tenant’s Building Share of the costs associated with the construction of a shipping/loading area for the Building by Landlord (the “Shipping/Loading Access”) in the approximate location described in Exhibit H, and (iii) Tenant’s Lot 1 Share of the costs associated with Landlord’s construction and installation of parking gates at all entrances/exits to the parking structure known as “Parking Structure 1” (“Parking Structure 1”) located at 1060 Enterprise Way immediately behind the Building.

(b)           Additional Tenant Improvement Allowance

In addition to the Tenant Improvement Allowance provided for in Section 2.04(a) above, Landlord shall make available to Tenant, at Tenant’s request (provided that such written request is received by Landlord on or before the Commencement Date), an Additional Tenant Improvement Allowance of up to Ten Dollars ($10.00) per square foot of Rentable Area of the initial Premises only to be used for the Tenant Improvements set forth in the Work Letter attached as Exhibit C.  In the event that Tenant elects to utilize all or a portion of the Additional Tenant Improvement Allowance, the amount of such Additional Tenant Improvement Allowance shall be amortized over the first eighty-four (84) months of the initial Term of the Lease at a rate of eight percent (8%) per annum, and Tenant shall pay, together with the monthly installments of Rent due hereunder, such monthly amortized amount as Additional Rent.

(c)           Letter of Credit Security

(i)           Deposit of Letter of Credit Security.

In the event that Tenant elects to use all or a portion of the Additional Tenant Improvement Allowance, Tenant shall deposit with Landlord, at the time such Additional Tenant Improvement Allowance is requested, an unconditional, irrevocable letter of credit (“Letter of Credit”) on a form reasonably acceptable to Landlord and, if required, Landlord’s lender(s), and in favor of Beneficiary, defined below, in the amount of the Additional Tenant Improvement Allowance so utilized by Tenant, plus interest thereon at the rate specified in Section 2.04(b) above (the “Letter of Credit Security”) for the sole and exclusive purpose of securing Tenant’s obligation to repay the Additional Tenant Improvement Allowance as required by Section 2.04(b), above.  “Beneficiary,” as used herein refers to either:  (x) Landlord as beneficiary, or (y) if required by Landlord’s lender(s), Landlord and Landlord’s lender(s) as co-beneficiaries under the Letter of Credit Security.  The Letter of Credit Security shall:  (i) be issued by a commercial money center bank reasonably satisfactory to Landlord with retail branches in San Francisco, California (the “Issuer”); (ii) be a standby, at-sight, irrevocable letter of credit; (iii) be payable to Beneficiary; (iv) permit multiple, partial draws; (v) provide that any draw on the Letter of Credit Security shall be made upon receipt by the Issuer of a sight draft accompanied by a letter from Landlord certifying that Tenant is in default of its obligation to repay the Additional Tenant Improvement Allowance as required by this Lease and all applicable notice and cure period related thereto have expired and, therefore, Landlord is entitled to draw on the Letter of Credit Security in the amount of such draw pursuant to the provisions of this Lease; (vi) provide for automatic annual extensions, without amendment (so-called “evergreen” provision) with a final expiry date no sooner than ninety (90) days after the end of the eighty-fourth (84th) month of the Lease Term; (vii) provide that is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) International Chamber of Commerce Publication 500; and (viii) be cancelable if, and only if, Issuer delivers to Beneficiary no less than sixty (60) days advance written notice of Issuer’s intent to cancel.  Except for those costs and expenses to be borne by Landlord pursuant to Section 2.04(c)(iv), below, Tenant shall pay all costs, expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit Security.

(ii)           Landlord’s Right to Draw on Letter of Credit Security

The Letter of Credit Security shall be held by Landlord solely as security for the repayment by Tenant of the Additional Tenant Improvement Allowance used by Tenant in accordance with Section 2.04(b) above.  Landlord shall have the immediate right to draw upon the Letter of Credit Security, in whole or in part and without prior notice to Tenant, other than as required under this Lease, at any time and from time to time:  (1) if Tenant fails to pay any installment of the amortized amount of the Additional Tenant Improvement Allowance when due; provided, however, that such failure to pay shall be subject to the same notice and cure periods applicable to a failure to pay Rent, or (2) if Tenant either files a voluntary bankruptcy petition or an involuntary bankruptcy petition is filed against Tenant by an entity or entities other than Landlord, under 11 U.S.C. §101 et seq., or Tenant executes an assignment for the benefit of creditors.  No condition or term of this Lease shall be deemed to render the Letter of Credit Security conditional, thereby justifying the Issuer of the Letter of Credit Security in failing to honor a drawing upon such Letter of Credit in a timely manner.  The Letter of Credit Security and its proceeds shall constitute Landlord’s sole and separate property (and not Tenant’s property or, in the event of a bankruptcy filing by or against Tenant, property of Tenant’s bankruptcy estate) and Landlord shall immediately upon any draw (and, except as provided above,  without notice to Tenant) apply or offset the proceeds of the Letter of Credit Security against any installment of the amortized amount of the Additional Tenant Improvement Allowance that is not paid when due.  If any portion of the Letter of Credit Security is properly drawn upon and applied, Tenant shall, within five (5) business days after written demand therefore, restore the Letter of Credit Security to the then unamortized amount of the Additional Tenant Improvement Allowance; Tenant’s failure to do so shall be a default by Tenant.  It is expressly understood that Landlord shall be relying on Issuer rather than Tenant for the timely payment of proceeds under the Letter of Credit Security and the rights of Landlord pursuant to this Section are in addition to any rights which Landlord may have against Tenant pursuant to Article XII below.  Landlord agrees that, at Tenant’s written request, at the end of each fiscal quarter, provided that Tenant pays all of the installments of the monthly amortized amount of the Additional Tenant Improvement Allowance due during such fiscal quarter in accordance with this Lease, Landlord will promptly execute and deliver to Tenant, for delivery to the Issuer, a reduction certificate providing for the reduction of the Letter of Credit Security in an amount equal to the payment(s) made by Tenant during that past fiscal quarter.

(iii)           Replacement Letter of Credit Security

If, for any reason whatsoever, the Letter of Credit Security becomes subject to cancellation or expiration during the Lease Term, within forty-five (45) days prior to expiration of the Letter of Credit Security, Tenant shall cause the Issuer or another bank satisfying the conditions of Section 2.04(c)(i) above to issue and deliver to Landlord a Letter of Credit Security to replace the expiring Letter of Credit Security (the “Replacement Letter of Credit Security”).  The Replacement Letter of Credit Security shall be in the amount of the then unamortized balance of the Additional Tenant Improvement Allowance.  Failure of Tenant to cause the Replacement Letter of Credit Security to be issued forty-five (45) days prior to the then pending expiration or cancellation shall entitle Landlord to fully draw down on the existing Letter of Credit Security and, at Landlord’s election, shall be an event of default under this Lese without any relevant notice and cure period.

(iv)           Transfer of Beneficiary

During the Lease Term Landlord may transfer its interest in the Lease or Landlord’s lender may change.  Landlord may request a change to Beneficiary under the Letter of Credit Security to the successor of Landlord and/or Landlord’s lender (the “Transferee”).  Tenant agrees to cooperate and to cause Issuer, at Landlord’s cost, to timely issue a new Letter of Credit Security on the same terms and conditions as the original Letter of Credit Security, except that the new Letter of Credit Security shall be payable to the Transferee.  Landlord shall surrender the existing Letter of Credit Security to Tenant simultaneously with Tenant’s delivery of the new Letter of Credit Security to Transferee.

(v)           Return of the Letter of Credit Security

The Letter of Credit Security or any balance thereof shall be returned (without interest) to Tenant (or, at Tenant’s option, to the last assignee of Tenant’s interests hereunder) promptly upon payment of the final monthly installment of the amortized Additional Tenant Improvement Allowance.

(vi)           Acknowledgment of Parties

Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Letter of Credit Security or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (b) acknowledge and agree that the Letter of Credit Security (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.

Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a Landlord must refund a security deposit under a lease, and/or (ii) provide that a Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a Tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 4.06 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease.

ARTICLE III

TERM

Section 3.01                      Lease Term

The term of this Lease (the “Lease Term”) shall commence on the Commencement Date set forth in the Summary (the “Commencement Date”), and shall expire, unless sooner terminated or extended as provided for herein, on the Expiration Date set forth in the Summary (the “Expiration Date”).  Within thirty (30) days following the Commencement Date, Landlord and Tenant shall execute and deliver a Memorandum of Commencement of Lease Term substantially in the form attached hereto as Exhibit B as a confirmation of the information set forth therein.

Section 3.02                      Option to Extend

(a)           Exercise

The Option(s) to Extend set forth in the Basic Lease Information, if any, may be exercised by Tenant, if at all, only by delivery of irrevocable written notice (the “Option Notice”) to Landlord given not more than fourteen (14) months nor less than ten (10) months prior to the end of the initial Lease Term or Extended Term, as relevant; provided, however, if, as of the date of delivery of the Option Notice or any day thereafter on or before the last day of the initial Lease Term or Extended Term, as relevant, Tenant (i) is in material default under this Lease (beyond the expiration of any applicable notice period provided under this Lease), (ii) has assigned this Lease to anyone other than an Affiliate (as defined in Section 11.02 below) or (iii) is currently subletting more than fifty percent (50%) of the Premises to anyone other than an Affiliate, then, at the sole option of Landlord exercisable solely by delivering written notice to Tenant within twenty (20) days of the receipt of the Option Notice,  the Option Notice shall be totally ineffective, and this Lease shall expire on the last day of the initial Lease Term or Extended Term, if applicable, if not sooner terminated.  Furthermore, it is understood and agreed that the Option(s) to Extend contemplated in this Section 3.02 are personal to the originally named Tenant and any Affiliate (as hereinafter defined) and are not transferable without the prior written consent of Landlord.

(b)           Extended Term Rent

In the event Tenant exercises an Option to Extend set forth herein, all the terms and conditions of this Lease shall continue to apply during the applicable Extended Term,

except that the Base Rent payable by Tenant during the Extended Term shall be equal to the greater of:  (i) the Base Rent due hereunder with respect to the last month of the initial Lease Term or previous Extended Term, if relevant, and (ii) one hundred percent (100%) of Fair Market Rent (as defined below), as determined pursuant to Section 3.02(c) below.  “Fair Market Rent” shall mean the effective rental rate, determined on a per rentable square foot basis, being charged (including periodic adjustments thereto as applicable during the period of the applicable Extended Term, to the extent such adjustments are determined to be part of the Fair Market Rent) in transactions entered into within the twelve (12) month period immediately preceding the Negotiation Period, for comparable space in similar buildings in the vicinity of the Project (i.e., buildings of a similar age and quality considering any recent renovations or modernization), with similar floor plate size and with similar amenities, or, if such comparable space is not available, then making adjustments in the determination of Fair Market Rent to reflect the age, quality, layout and amenities of the Premises and the Project, as contrasted to spaces in other buildings used for comparison purposes, in all instances taking into consideration:  size; location; floor level; leasehold improvements or allowances provided or to be provided; lease term; extent of services to be provided; the time that the particular rate under consideration became or is to become effective; and any other relevant terms or conditions applicable to both new and renewing tenants including, without limitation, any free rent or other rental inducements.

(c)           Determination of Fair Market Rent

(i)           Negotiation.  If Tenant timely and properly exercises an Option to Extend, then, within the first thirty (30) days following the date of delivery of the Option Notice (the “Negotiation Period”), the parties shall meet in good faith to negotiate the Base Rent for the Premises during the Extended Term.  If, during the Negotiation Period, the parties agree on the Base Rent for the Premises during the Extended Term, then such agreed amount shall be the Base Rent payable by Tenant during the Extended Term.

(ii)           Arbitration.  In the event that the parties are unable to agree on the Base Rent for the Premises within the Negotiation Period, then within ten (10) days after the expiration of the Negotiation Period, each party shall separately designate to the other in writing an appraiser to make this determination.  Each appraiser designated shall be a member of the Appraisal Institute and shall have at least ten (10) years experience in appraising commercial real property in Santa Clara County.  The failure of either party to appoint an appraiser within the time allowed shall be deemed equivalent to appointing the appraiser appointed by the other party, who shall then determine the Fair Market Rent for the Premises for the Extended Term.  Within five (5) business days of their appointment, the two designated appraisers shall jointly designate a third similarly qualified appraiser.  Within thirty (30) days after their appointment, each of the two appointed appraisers shall submit to the third appraiser a sealed envelope containing such appointed appraiser’s good faith determination of the Fair Market Rent for the Premises for the Extended Term; concurrently with such delivery, each such appraiser shall deliver a copy of his or her determination to the other appraiser.  The third appraiser shall, within ten (10) days following receipt of such submissions, then determine which of the two appraisers’ determinations most closely reflects Fair Market Rent and the chosen appraiser’s determination shall be deemed to be the Fair Market Rent for the Premises during the Extended Term.  The third appraiser shall have no rights to adjust, amend or otherwise alter the determinations made by the appraisers selected by the parties, but must select one or the other of such appraisers’ submissions.  The determination by such third appraiser shall be final and binding upon the parties.  Said third appraiser shall, upon selecting the determination which most closely resembles Fair Market Rent, concurrently notify both parties hereto in writing.  The parties shall share the appraisal expenses equally.  If the Extended Term begins prior to the determination of Fair Market Rent, Tenant shall pay monthly installments of Base Rent equal to one hundred three percent (103%) of the monthly installment of Base Rent in effect for the last year of the initial Lease Term. Once a determination is made, any over payment or under payment shall be reimbursed as a credit against, or paid by adding to, the monthly installment of Base Rent next falling due.

Section 3.03                      Early Termination Option

(a)           Tenant shall have a one-time right to terminate this Lease only as of that last day of the eighty-fourth (84th) month of the Lease Term (the “Early Termination Date”) by providing Landlord with written notice (a “Termination Notice”) of its intent to terminate given at least nine (9) months prior to the Early Termination Date.

(b)           If Tenant elects to exercise the right to terminate this Lease in accordance with this Section 3.03, Tenant shall pay a cancellation payment simultaneously with the delivery of the Termination Notice in an amount (the “Termination Fee”) equal to the unamortized portion of (i) the abated Rent during the first six months of the Initial Term, (ii) the Tenant Improvement Allowance or any other tenant improvement allowance provided to Tenant, (iii) the costs incurred by Landlord to complete any tenant improvements (including without limitation architectural and engineering fees, permit fees and other soft costs) which were not included in any other allowance provided to Tenant, and (iv) any leasing commissions paid or incurred by Landlord in connection with this Lease, plus interest on the cumulative sum of the items described in subsections (i) through (iv) herein accruing from the Commencement Date of this Lease until such Termination Fee is paid to Landlord at the rate of eight percent (8%) per annum.   The parties agree to compute the Termination Fee and include it as an item in the Memorandum of Commencement of Lease Term upon its execution by Landlord and Tenant

(c)           Provided that Tenant pays the Termination Fee, the Lease shall terminate as of the Early Termination Date with the same force and effect as if scheduled to expire according to its terms as of such date, and all terms and provisions of this Lease (including, without limitation, the condition of the Premises upon expiration of the Term and survival of indemnity obligations) shall be applicable thereto.  If Tenant fails to timely pay the Termination Fee, Tenant’s exercise of its right to terminate shall be null and void and of no force and effect whatsoever, this Lease shall continue in full force and effect and Tenant shall have no further right to terminate this Lease under this Section 3.03.

(d)           Notwithstanding the foregoing, Tenant’s exercise of its rights under this Section 3.03 shall, if Landlord so elects in its absolute discretion, be ineffective in the event that Tenant is in default beyond any applicable notice and cure period of this Lease at the time of delivery of a Termination Notice or upon the Early Termination Date.

ARTICLE IV

RENT; TRIPLE NET LEASE

Section 4.01                      Base Rent

Subject to the terms of Section 4.02 below, commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord, without prior notice or demand, base rent (“Base Rent”) as set forth in the Summary, which shall be payable in monthly installments, in advance, on or before the first day of each calendar month of the Lease Term.  For purposes hereof, “Lease Month 7” shall begin one (1) day after the sixth (6th) full month of the Lease Term and end on the last day of the seventh (7th) full calendar month after the Commencement Date.  In the event that any month in the Lease Term begins on a day other than the first (1st) day of a month, the Base Rent and Additional Rent for such month shall be multiplied by a fraction, the numerator of which shall be the number of days in such month and the denominator of which shall be number of days in such calendar month (e.g., if the Lease Term commences September 13, the fraction for such month shall be 17/30).  Notwithstanding the foregoing, Tenant shall pay to Landlord Base Rent for Lease Month 7, together with Landlord’s estimate of Additional Rent due hereunder for such month, upon Tenant’s execution of this Lease.

Section 4.02                      Abatement of Base Rent

Notwithstanding anything to the contrary contained in this Lease, Landlord hereby waives Tenant’s obligation to pay Base Rent for the first six (6) months of the initial Lease Term (the “Abatement Period”).

Section 4.03                      Payment of Rent

This Lease is what is commonly called an “Absolute Triple Net Lease,” it being understood that Landlord shall receive the Base Rent set forth in Section 4.01 free and clear of, and in addition to, any and all expenses, costs, impositions, taxes, assessments, liens or charges of any nature whatsoever.  Tenant shall pay all Rent in lawful money of the United States of America to Landlord at the notice address stated herein or to such other persons or at such other places as Landlord may designate in writing on or before the due date specified for same without prior demand, set-off or deduction of any nature whatsoever.   It is the intention of the parties hereto that this Lease shall not be terminable for any reason by Tenant and that Tenant shall in no event be entitled to any abatement of or reduction in Rent payable under this Lease, except as herein expressly provided in Articles VIII and XIII concerning destruction and condemnation.  Any present or future law to the contrary shall not alter this agreement of the parties.

Section 4.04                      Additional Rent

In addition to the Base Rent reserved by Section 4.01, commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay (i) Tenant’s Share of Operating Expenses; (ii) Tenant’s Share of Insurance Expenses; (iii) Tenant’s Share of Real Estate Taxes; and (iv) a management fee (the “Management Fee”), payable on a monthly basis, in advance, at the same time and in the same manner applicable to monthly installments of Base Rent, in an amount equal to two and one half percent (2.5%) of the then applicable monthly installment of Base Rent (for the purposes of this Section 4.04, the Base Rent for the first six (6) months of the Lease Term shall be deemed to be $306,764.50, notwithstanding any abatement of Base Rent during the Abatement Period pursuant to Section 4.02 above); provided, however, that the Management Fee shall not be due or payable for the first six (6) months of the Lease Term).  All of the foregoing payments, together with any and all other amounts (other than Base Rent), whether or not contemplated, payable by Tenant pursuant to the terms of this Lease are referred to herein, collectively, as “Additional Rent, “ and Base Rent and Additional Rent are referred to herein, collectively, as “Rent. “

Section 4.05                      Operating Expenses; Insurance Expenses; Real Estate Taxes

(a)           Definitions

Subject to the terms and conditions of Section 4.05(b), below, “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature (other than Insurance Expenses and Real Estate Taxes) which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or in connection with the operation, management, maintenance, security, repair, replacement and restoration of (1) the Project, (2) Lot 1, (3) the Amenities Parcel, and (4) the Building, or any portion thereof.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:

(i)           With respect to the Project, any and all costs and expenses charged to Landlord as owner of Lot 1 (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part, including, but not limited to, costs and expenses of operating, cleaning, lighting, maintaining, repairing and replacing all Project Common Area improvements and elements (including, without limitation, light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads);

(ii)           With respect to Lot 1, any and all costs and expenses charged to Landlord as owner of Lot 1 (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part, including, but not limited to, costs and expenses of operating, cleaning, lighting, maintaining, repairing and replacing all Lot 1 Common Area improvements and elements (including, without limitation, light poles and fixtures, storm and sanitary sewers, parking lots, driveways and roads);

(iii)           With respect to the Amenities Parcel, any and all costs and expenses charged to Landlord as owner of Lot 1 (or any portion thereof) pursuant to any covenants, conditions and restriction or similar governing document recorded against the property of which the Premises is a part, including, but not limited to, costs and expenses of operating, cleaning, lighting, maintaining, repairing and replacing all improvements and elements (including, without limitation, elevators, stairways, floors, exterior and interior walls, roof, roof membrane and all other elements of the Athletic Facility; a use privilege fee consisting of:  (x) Base Rent, as adjusted, times Tenant’s Share of the agreed 48,207 square foot Athletic Facility, and (y) costs and expenses arising from the operation of same (net of any fees paid by individual users), provided, however, that no cost  or expense that would otherwise be excluded from Operating Expenses pursuant to the terms and conditions of this Lease shall be included; and

(iv)           With respect to the Building (or any portion thereof), or the Project, Amenities Parcel or Lot 1 to the extent such costs are incurred by Landlord and not otherwise included pursuant to items (i) through (iii) above, costs and expenses of cleaning, lighting, maintaining, repairing and replacing all improvements and elements (including, without limitation, light poles and fixtures, parking lots, driveways and roads, storm and sanitary systems (except that the parking lots and driveways may only be repaved or slurry sealed three (3) times during the initial Lease Term, and the parking lot striped not more often than three (3) times during the initial Lease Term; costs of removal of trash, rubbish, garbage and other refuse; costs of painting of exterior and interior walls; costs of removal of graffiti; costs of maintaining landscaping; costs of providing security systems and personnel to the extent Landlord determines in its sole discretion to do so; fire protection and fire hydrant charges (including fire protection system signaling devices now or hereafter required, and the costs of maintaining of same); water and sewer charges; utility charges; license and permit fees necessary to operate and maintain the Building, the Amenities Parcel, Lot 1 or the Project; costs of supplies, tools and materials used in the operation and maintenance of the Building, the Amenities Parcel, Lot 1 or the Project and the Common Area; the cost (or the reasonable depreciation of the cost) of equipment used in the operation and maintenance of the Building, Lot 1, the Amenities Parcel or the Project and the Common Area (which shall be expensed or amortized, respectively, by Landlord in its good faith discretion using commercial real estate management principles, consistently applied) and rent paid for leasing any such equipment; reasonable cost of on-site or off-site space for the storage of any and all items used in conjunction with the operation, management, maintenance and repair of the Project, Building, Lot 1 or Amenities Parcel (including, without limitation, tools, machinery, records, decorations, tables, benches, supplies and meters); the cost of making all improvements which are intended to reduce Operating Expenses or to increase public safety as required by any Applicable Laws (but only to the extent of such savings over the Lease Term), or improvements which may be then required by governmental authority, laws, statutes, ordinances and/or regulations; the cost of all licenses, certificates, permits and inspections (other than inspections related to the inspection of the build-out of any space leased to tenants of the Project); the reasonable cost of contesting any governmental enactments which may affect Operating Expenses; reasonable costs incurred to comply with any transportation demand management program, any present or anticipated conservation program or any other required governmental program; payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, Lot 1 or the Project; costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute Real Estate Taxes hereunder; total compensation and benefits (including premiums for workers’ compensation and other insurance, except to the extent such premiums are included in Insurance Expenses) paid to or on behalf of Landlord’s employees, agents, consultants and contractors below the grade of building manager, including, without limitation, full or part time on-site management or maintenance personnel.

 “Insurance Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues (whether obligated to do so or undertaken at Landlord’s discretion) during any calendar year during the Lease Term because of or with respect to insurance carried by Landlord in connection with the Building or the Project, including, without limitation, all insurance described in Sections 7.01 and 7.03 below.

“Real Estate Taxes” shall mean all expenses, costs and amounts which Landlord pays or accrues during the Lease Term for the Project, including, without limitation, the statements, bills, impositions or levies for all Real Property Taxes described in Article IX below; provided, however, that Tenant shall not be obligated to pay any penalties resulting Landlord’s late payment of any Real Property Taxes, except to the extent such late payment is directly due to Tenant’s failure to pay Real Estate Taxes as and when due hereunder.

(b)           Exclusions

Notwithstanding anything to the contrary contained herein, “Operating Expenses” shall not include (and Tenant shall have no liability for) any of the following:  (i) any expenses incurred by Landlord for the sole benefit of Tenant, which expenses shall be reimbursed in full by Tenant pursuant to the other terms of this Lease (other than through reimbursement of Tenant’s Share of Operating Expenses), (ii) any expenses incurred by Landlord for the sole benefit of one or more other tenants of the Building or the Project, which expenses are in fact reimbursed by such tenant(s) (other than through any operating cost reimbursement provision identical or substantially similar to the provisions set forth in this Lease), (iii) any payments of interest or principal relating to any debt secured by the Building or the Project, except any debt incurred by Landlord for the purpose of financing amounts which would otherwise be included in Operating Expenses hereunder, (iv) Landlord’s non-cash depreciation and amortization of the initial construction of any Common Area improvements; provided that nothing herein shall limit Landlord’s ability to collect the cost of other capitalized items pursuant to the terms of this Lease, (v) the cost of relocating any tenants of Lot 1 or the Project, (vi) the cost of any item for which Landlord is actually reimbursed by insurance, condemnations, refund or rebate (and Landlord agrees to use good faith efforts to collect such amounts), (vii) any expenses for repairs or maintenance to the extent actually recovered under any warranties or guarantees applicable to the Building, Lot 1 or the Project, (viii) any cost of testing, surveying, cleaning up, containing, abating, remedying, removing, encapsulating or handling any Hazardous Materials at, in, or under the Project, (ix) any cost or expense arising from any defaults by Landlord under this Lease or any other lease in Lot 1 or the Project, (x) any property management fees for the Building, Lot 1 or the Project in excess of the Management Fee described in Section 4.04 above, (xi) marketing costs, costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with prospective tenants or other occupants of the Building, Lot 1 or Project; (xii) any cost of repairs or alterations resulting from defects in the initial design and construction of the Building or the Project; (xiii) overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services, to the extent that the costs of such services, supplies or materials if the same were not provided by a subsidiary or affiliate, (xiv) costs of decorating, redecorating, or special cleaning or other services offered to other tenants of the Building, but not to Tenant, (xv) wages, salaries, fees, and fringe benefits paid to executive personnel or officers or partners of Landlord; (xvi) any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business; (xvii) the cost of any repair made by Landlord because of the total or partial destruction or condemnation of any portion of the Project, provided that nothing herein shall excuse Tenant from its obligation to pay a portion of Landlord’s property insurance deductible in the event of a casualty, as is provided for elsewhere in this Lease, (xviii) the cost of tools and equipment used initially in the construction, operation, repair and maintenance of the Project; (xix) the cost of any work or service performed for or facilities furnished to other tenants of the Building, but not to Tenant;  (xx) the cost incurred by  Landlord in curing its defaults or performing work expressly provided for in this Lease to be borne at Landlord’s expense; (xxi) ground rent or similar payments to a ground lessor; (xxii) transfer taxes, title insurance costs, points or brokerage commissions incurred in connection with the sale, financing, refinancing, mortgaging, or other change of ownership in any part of the Project; (xxiii) all expenses in connection with the installation with luncheon club, athletic club, dining facility or any other facility not generally available to other office tenants in the Project; (xxiv) bad debt expenses; (xxv) costs of acquisition and maintenance of signs in or on the building identifying the owner of the building or other tenants; (xxvi) costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms of any lease of any space in the Project, (xxvii) Landlord’s general corporate overhead and general and administrative expenses; (xxviii) costs arising from Landlord’s charitable or political contributions; (xxix) costs for the purchase (but not maintenance or repair) of sculptures, paintings and other fine art; (xxx) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, (xxxi) Insurance Expenses, (xxxii) Real Estate Taxes and (xxxiii) any costs arising from the breach by Landlord of its obligations pursuant to this Lease beyond any applicable notice and cure periods.  Notwithstanding the above, if Tenant's Share of the cost of any particular capital expenditure to the Building or Common Area exceeds Fifty Thousand Dollars ($50,000), then such cost, together with interest thereon at the rate actually charged Landlord by any lender or, if no such interest is relevant, with interest thereon at an interest rate equal to the Agreed Rate (as defined in Section 17.02 below), shall be amortized over its useful life, and the amount includible in Operating Expenses shall be limited to the monthly amortized cost thereof.  The determination of what constitutes a capital expenditure and the useful life applicable thereto shall be made by Landlord in its good faith discretion using accounting practices commonly utilized in the commercial real estate industry, consistently applied.

(c)           Tenant’s Share

For purposes hereof, “Tenant’s Share” shall mean, as applicable:  (i) Tenant’s Project Share (hereinafter defined), (ii) Tenant’s Lot 1 Share (hereinafter defined), or (iii) Tenant’s Building Share (hereinafter defined).  “Tenant’s Project Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of Lot 1 or the Project.  “Tenant’s Lot 1 Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of Lot 1. “Tenant’s Building Share” shall mean the percentage derived by the quotient of the Rentable Area of the Premises divided by the Rentable Area of the Building.  Whenever used in this Lease, the term “Tenant’s Share” shall mean either the Tenant’s Project Share, Tenant’s Lot 1 Share or Tenant’s Building Share, as applicable. Landlord and Tenant acknowledge and agree that: (i) Tenant’s Project Share, Tenant’s Lot 1 Share and Tenant’s Building Share shall be the percentages set forth in the Summary, and (ii) Landlord shall not pass through any cost to Tenant in an amount equal to Tenant’s Project Share unless Landlord incurs such cost with respect to the Project as a whole and charges other tenants of the Project on that same basis; Landlord will not pass through to Tenant any cost in an amount equal to Tenant’s Lot 1 Share unless Landlord incurs such cost with respect to Lot 1 as a whole and charges other tenants of Lot 1 on that same basis; and Landlord will not pass through to Tenant any cost in an amount equal to Tenant’s Building Share unless Landlord incurs such cost with respect to the Building as a whole and charges other tenants of the Building on that same basis.  Notwithstanding the foregoing, Tenant’s Share shall be subject to increase or reduction (in an amount Landlord shall, in good faith, determine), based upon any increase or reduction in the Rentable Area of the Project, Lot 1, the Building, or the Premises.  By way of example only, were Landlord to build “Building “D” of the Project and the square footage of Building “D” was 227,614 rentable square feet, then the aggregate rentable square footage of the Project would increase to 1,855,710 and Tenant’s Project Share would decrease to 6.75%.

(d)           Payment

Commencing on the Commencement Date, and continuing through the Lease Term, Tenant shall pay, on the first day of each calendar month, monthly installments of Tenant’s  Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes in amounts set forth in a written estimate by Landlord.  Landlord shall have the right to revise its estimate upwards one time during a particular calendar year.  Provided that Tenant is afforded at least thirty (30) days prior written notice of such revision, then, commencing with Tenant’s next installment of Base Rent due, Tenant thereafter shall pay such amounts set forth in such revised estimate (which may include an additional monthly amount based upon any shortfall in Landlord’s previous estimate).  If Tenant is not provided thirty (30) days’ prior written consent of such revision, then Tenant’s obligation to pay such amount shall commence on the first day of the first calendar month following the expiration of the thirty (30) day notice. (By way of example only, if Landlord notifies Tenant that it has revised its estimated statement of Operating Expenses on August 15, then such revised amount shall first be due on October 1.)  Landlord shall furnish to Tenant a statement (hereinafter referred to as “Landlord’s Statement”), within ninety (90) days after the end of each calendar year, which shall set forth the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year.  In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year exceed the estimated amounts paid by Tenant with respect to each of Tenant’s Share during such preceding calendar year, then Tenant shall pay to Landlord, as Additional Rent, the entire amount of such excess within thirty (30) days after receipt of Landlord’s Statement.  In the event that the actual amounts of Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for such preceding calendar year are less than the estimated amounts paid by Tenant with respect to each of Tenant’s Shares during such preceding calendar year, then Landlord shall apply such difference as a credit to installments of Rent next falling due (or if the Lease Term has expired or terminated and there remains no money due to Landlord, then Landlord shall remit to Tenant the amount of such difference within thirty (30) days of the expiration or earlier termination of the Lease).  Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes for the ensuing estimation period shall be adjusted upward or downward based upon Landlord’s Statement.

(e)   Limited Abatement of Operating Expenses, Insurance Expenses and Real Estate Taxes

Notwithstanding anything to the contrary contained in this Lease, Landlord hereby waives Tenant’s obligation to pay Tenant’s Share of Operating Expenses, Tenant’s Share of Insurance Expenses and Tenant’s Share of Real Estate Taxes and the Management Fee for the Abatement Period (as defined in Section 4.02 above); provided, however, that Tenant shall be obligated to pay Tenant’s Share of any services that are dependent on occupancy of the Premises (e.g. janitorial services and utilities) provided to the Premises during the Abatement Period.

Section 4.06                      Tenant’s Right to Review Supporting Data

(a)           Exercise of Right by Tenant

Provided that Tenant has not then received an uncured notice of default under this Lease from Landlord and provided further that Tenant strictly complies with the provisions of this Section 4.06, Tenant shall have the right to reasonably review supporting data for any portion of a Landlord’s Statement that Tenant claims is incorrect.  In order for Tenant to exercise its right under this Section 4.06, Tenant shall, within one hundred twenty (120) days after any Landlord’s Statement is received, deliver a written notice to Landlord specifying the portions of such Landlord’s Statement that are claimed to be incorrect, and Tenant shall simultaneously pay to Landlord all amounts due from Tenant to Landlord as specified in such Landlord’s Statement if such amounts have not previously been paid.  Except as expressly set forth in Section 4.06(c) below, in no event shall Tenant be entitled to withhold, deduct, or offset any monetary obligation of Tenant to Landlord under this Lease, including, without limitation, Tenant’s obligation to make all Base Rent payments and all payments of Additional Rent pending the completion of, and regardless of the results of, any review under this Section 4.06.  The right to review granted to Tenant under this Section 4.06 may only be exercised once for any Landlord’s Statement, and if Tenant fails to meet any of the above conditions as a prerequisite to the exercise of such right, the right of Tenant under this Section 4.06 for a particular Landlord’s Statement shall be deemed waived.

(b)           Procedures for Review

Tenant agrees that any review of supporting data under this Section shall occur at such location at which Landlord’s records for the Building, Lot 1 or the Project are then located; provided, however, that Landlord agrees to retain such records in a single location either at the Project or at Landlord’s usual location therefor.  Any review to be conducted under this Section 4.06 shall be at the sole expense of Tenant and shall be conducted by a firm of certified public accountants of national or regionally standing on a non-contingency basis; provided, however, that if any such review (as agreed upon by Landlord under Section 4.06(c) below) reveals an overcharge to Tenant in excess of three percent (3%), then Landlord shall reimburse Tenant for Tenant’s out-of-pocket third party costs incurred in connection with Tenant’s review.  Tenant acknowledges and agrees that any supporting data reviewed under this Section 4.06 shall constitute confidential information of Landlord, which shall not be disclosed to anyone other than the accountants performing the review and the management of Tenant who receive the results of the review.  Except (i) to the extent required by law, (ii) in connection with any legal proceeding concerning this Lease, or (iii) to the extent such information or results are otherwise publicly available, the disclosure of such information or results of the review to any other person by Tenant shall entitle Landlord to all of its rights and remedies available to Landlord and Tenant at law or in equity, with Tenant agreeing that Landlord shall be entitled to pursue and injunction against Tenant to prevent the disclosure of such information in violation of the terms of this Lease.

(c)   Resolution of Disputes Regarding Operating Expenses, Insurance Expenses and Real Estate Taxes

Provided Tenant has complied with the provisions of this Section 4.06, if Tenant believes the results of the review of supporting data described in Subsection (b) above have revealed Landlord’s calculation of the disputed portion of Landlord’s Statement to be in error, Tenant shall have fifteen (15) days after the completion of the examination to notify Landlord of same in writing. The alleged error(s) shall be described with particularity in Tenant’s notice, which shall be accompanied by all information supporting Tenant’s allegations. The parties hereto may agree to correct such error(s) (in which case Landlord will provide a revised Landlord’s Statement within fifteen (15) days after Tenant’s notice) or a dispute between the parties may persist.  Tenant’s sole and exclusive remedy for resolving any such dispute shall be by binding arbitration.  The arbitration shall be administered by the office of JAMS in San Francisco, California, and shall be conducted pursuant to its Streamlined Arbitration Rules and Procedures.  The arbitrator’s powers shall be limited to resolving the dispute and awarding costs (including reasonable attorneys’ fees) to the prevailing party.

(d)           Effect of Tenant’s Default

In the event that Landlord has, in good faith, provided Tenant with written notice that Tenant is in default of its obligations under this Lease at any time during the pendency of a review of records under this Section 4.06, said right to review shall immediately cease and the matters originally set forth in the Landlord’s Statement shall be deemed to be correct.

ARTICLE V

USE

Section 5.01                      Permitted Use and Limitations on Use

The Premises shall be used and occupied only for the permitted use set forth in the Summary and for no other use or purpose whatsoever.  Tenant shall not use, suffer or knowingly permit the use of the Premises in any manner that would constitute waste, nuisance or unlawful acts.  Tenant shall not do anything in or about the Premises which would (a) cause structural injury to the Building or the Premises, or (b) cause damage to any part of the Building or the Premises except to the extent reasonably necessary for the installation of Tenant’s trade fixtures and Tenant’s Alterations, and then only in a manner and to the extent consistent with this Lease.  Tenant shall not operate any equipment within the Building or the Premises which would (i) materially damage the Building or the Common Area, (ii) overload existing mechanical, electrical or other systems or equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning equipment within or servicing the Building, (iv) damage, overload or corrode the sanitary sewer system, or (v) damage the Common Area or any other part of Lot 1 or the Project.  Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises.  Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and disposed so that they do not (A) create an unreasonable fire or health hazard, (B) damage the Premises, or (C) result in the violation of any law.  Except as approved by Landlord, Tenant shall not change the exterior of the Building, or the area outside of the Premises, or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building, except as provided for in Section 17.25.  Tenant shall not conduct on any portion of the Premises any sale of any kind (but nothing herein is meant to prohibit sales and marketing activities of Tenant’s products and services in the normal course of business consistent with the permitted use), including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale, and any such sale shall be an immediate event of default hereunder without the benefit of a notice and cure period from Landlord, notwithstanding anything to the contrary in this Lease.  No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain within the outside areas of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant and for which Tenant has obtained all appropriate permits from governmental agencies having jurisdiction over such articles.

Section 5.02                      Compliance with Laws

(a)           Landlord shall deliver the Premises to Tenant on the Delivery Date (without regard to the use for which Tenant will use the Premises) in full compliance with all applicable laws, statutes, codes, rules, regulations and ordinances including, without limitation, the American With Disabilities Act (collectively, the “Applicable Laws”).

(b)           Throughout the Lease Term and any Extended Terms, Tenant shall comply with all Applicable Laws and covenants and private restrictions, along with the LEED Certification Requirements (as defined in Section 5.06 below) applicable to the Premises promulgated now or in the future: (i) regarding the physical condition of the Premises, but only to the extent pertenent to the particular and unique manner in which Tenant uses the Premises (by way of example only, if any governmental authority should require any portion of the Project or the Premises to be structurally strengthened against earthquake, or should require the removal of Hazardous Materials from the Premises and such measures are imposed as a general requirement applicable to all tenants rather than as a condition to Tenant’s specific use or occupancy of the Premises, such work shall be performed by and at the sole cost of Landlord); (ii) regarding the physical condition of the Building to the extent such compliance work is triggered by Alterations within the Premises; or (iii) that do not relate to the physical condition of the Premises but relate to the lawful use of the Premises and with which only the occupant can comply, such as laws governing maximum occupancy, workplace smoking, and illegal business operations.  Any other alterations or improvements affecting the Premises and required by Applicable Laws, LEED Certification Requirements or private covenants shall be performed by

Landlord and Tenant shall reimburse Landlord for Tenant's Share of such cost at the same time and in the same as Operating Expenses are paid by Tenant under the terms of this Lease.

(c)           By executing this Lease, Tenant acknowledges that it has reviewed and satisfied itself as to its compliance, or intended compliance with the applicable zoning and permit requirements, hazardous materials and waste requirements, and all other statutes, laws, or ordinances relevant to the uses stated in Section 5.01 above or the occupancy of the Premises.

Section 5.03                      Delivery of Premises

(a)           Early Entry

Notwithstanding anything herein to the contrary, as of the Delivery Date (as defined below), Tenant and Tenant’s invitees may enter the Premises (and the Common Area of the Building, to the extent reasonably necessary), at Tenant’s sole risk, for the sole purpose of installation of the Tenant Improvements (as defined in Section 2.1 of Exhibit C attached hereto and made a part hereof), and its furniture, fixtures and equipment (collectively, the “FF&E”) Tenant’s occupancy of the Premises prior to the Commencement Date shall be solely for the purpose of constructing the Tenant Improvements and installing the FF&E (and not for the conduct of Tenant’s business) and shall be on all of the terms and conditions of this Lease as though the Lease Term had commenced on the Delivery Date, except the obligation to pay Rent.  The “Delivery Date” shall mean that date on which all of the following have occurred:  (a) this Lease is fully executed and delivered by Landlord and Tenant; and (b) Tenant has delivered to Landlord (i) Rent for the Lease Month 7, and (ii) evidence of the insurance described in Article VII below.  Tenant shall give Landlord twenty-four (24) hours prior written notice of its initial entry into the Premises by Tenant or Tenant’s invitees pursuant to this Section 5.03(a) but thereafter shall not be required to provide Landlord with such notice.  Tenant shall ensure that any entry by Tenant or its invitees does not unreasonably interfere with the construction or completion of any work to be performed by Landlord hereunder.  In addition, from and after the Delivery Date, Tenant’s employees may use the Amenities Parcel for its intended use without charge until the Commencement Date.

        (b)           Condition of Premises.

Having made such inspection of the Premises, the Building, Lot 1 or the Project as it deemed prudent and appropriate (including, without limitation, testing for the presence of mold), Tenant hereby accepts the Premises in their condition existing as of the Delivery Date, “AS-IS” and “WITH ALL FAULTS” subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto.  Notwithstanding the foregoing but subject to all of the terms of this Lease for the construction of Tenant Improvements, Landlord shall deliver the Building to Tenant on the Delivery Date with the building plumbing, lighting, heating, ventilation, air conditioning, gas, electrical, and sprinkler systems and loading doors in proper operating condition and built substantially in accordance with the approved plans thereof and in a workman like manner.  Except as specifically set forth in this Lease and in the Work Letter Agreement for Tenant Improvements and Interior Specification Standards attached hereto as Exhibit C and made a part hereof (“Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant’s business.  Neither party has been induced to enter into this Lease by, nor is either party is relying on, any representation or warranty outside those expressly set forth in this Lease.  Neither Landlord nor anyone acting on its behalf shall be liable for, nor shall this Lease be subject to rescission on account of, the nondisclosure of any facts.  Tenant expressly waives any right to rescission and /or damages based on nondisclosure of any facts.

Section 5.04                      Building Security

Landlord will provide (as part of Operating Expenses) on-site security for Lot 1 between the hours of 4 P.M. and 7 A.M on weekdays and twenty-four (24) hours a day on weekends and holidays.  Notwithstanding the foregoing, Tenant acknowledges and agrees that it assumes sole responsibility for security at the Premises for its agents, employees, invitees, licensees, contractors, guests and visitors and will provide such systems and personnel for same including, without limitation, while such person(s) are using the Common Area, as it deems necessary or appropriate and at its sole cost and expense.  Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor any of the Landlord Parties (as defined in Section 7.07 below) shall be liable in any manner for any security personnel, services, procedures or equipment in, at, on or about the Premises, the Building, Lot 1 or the Project (whether or not provided by Landlord) or for the failure of the same to prevent or control, or to apprehend anyone suspected of, personal injury, property damage or any criminal conduct in, on or about the Building, Lot 1 or the Project.

Section 5.05                      Rules and Regulations

Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable for the care and orderly management of the Premises, Lot 1 or the Project and/or its Common Area.  Such rules and regulations shall be binding upon Tenant on the tenth (10th) business day after Tenant receives a written copy thereof, and Tenant agrees to thereafter abide by such rules and regulations.  No rules and regulations shall require Tenant to pay additional Rent nor shall any such rules and regulations apply retroactively.  A copy of the initial Rules and Regulations is attached hereto as Exhibit G.  If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail.  If Landlord acts reasonably, in  good faith, and uniformly enforces the rules and regulations, then Landlord shall not be responsible for the violation of any such rules and regulations against each of the tenants by any person, including, without limitation, Tenant or its employees, agents, invitees, licensees, guests, visitors or contractors.

Section 5.06                      LEED Certification Requirements

Tenant acknowledges and agrees that it is obligated to comply fully and timely with the certification requirements (the “LEED Certification Requirements”) promulgated by the U.S. Green Building Council in order for the Building and Premises to be certified as “Leadership in Energy and Environmental Design for Commercial Interiors (LEED-CI)” (and any revisions, supplements or successor plans thereto) at Tenant’s sole cost and expense to achieve the certifications and goals described therein for at least a silver rating, and that failure to do so will (i) constitute a material default hereunder, and (ii) expose Landlord to possible penalties and damages to which Tenant’s indemnity obligations under the Lease shall apply. Tenant shall fully cooperate with Landlord and Landlord’s designated LEED consultant to assist Landlord in obtaining LEED certification for the Premises on Landlord and/or Tenant’s behalf.

Section 5.07                      TDM Requirements

Tenant acknowledges and agrees that Tenant has reviewed and analyzed the Moffett Towers Transportation Demand Management Plan (the “TDM Plan”) approved by the City of Sunnyvale, California and understands that it is obligated to comply fully and timely with the approved TDM Plan (and any revisions, supplements or successor plans thereto) at Tenant’s sole cost and expense to achieve the certifications and goals described therein, and that failure to do so will (i) constitute a material default hereunder, and (ii) expose Landlord to possible penalties and damages to which Tenant’s indemnity obligations under the Lease shall apply.

ARTICLE VI

MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01                      Maintenance of Premises and Building

(a)           Throughout the Lease Term, Tenant, at its sole cost and expense, shall keep, maintain, repair and replace the Premises and every part thereof (except as provided in 6.01(b) below, and also except for maintenance, repairs or replacement costs caused solely by an act of negligence or intentional misconduct by Landlord during the Lease Term, subject to Section 7.06 below) and all improvements and appurtenances in the Premises, including, without limitation, all interior walls, all doors and windows, all wall surfaces and floor coverings, all Alterations, additions and improvements installed by or on behalf of Tenant during the Lease Term, sewer, plumbing, electrical, lighting, heating, ventilation and cooling systems, fixtures and equipment exclusively servicing the Premises to the point of connection with the base Building systems, all fire sprinklers, all fire safety and security systems, fixtures and equipment exclusively servicing the Premises, all wiring, and all glazing, in the same good order, condition and repair as they are in on the Delivery Date, or as they may be improved after the Delivery Date, normal wear and tear, casualty, condemnation, obsolescence and Landlord’s obligations hereunder excepted.  Notwithstanding the foregoing, if Landlord is responsible for construction of the improvement under the Work Letter, then for the first twelve (12) months of the Lease Term Tenant shall not be responsible for the repair or any latent defects in such improvements that Landlord was required to construct to the extent that such defects existed as of the Commencement Date.

(b)           At all times during the Lease Term, Landlord, at its sole cost and expense, shall promptly repair all defects in the exterior walls (including all exterior glass which is damaged by structural defects in such exterior walls) and foundation and all other structural portions of the Premises and the Building.  At all times during the Lease Term, Landlord shall maintain, repair and replace the Common Area elements of the Building, those portions of the base Building systems not exclusively servicing the Premises, and the exterior walls, structural walls, supporting pillars, foundations, and structural portions of the roof and roof membrane of the

Building.  All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses subject to the terms of Section 4.05(b); provided, however, if such maintenance, repair or replacement is due to the acts, omissions or negligence of Tenant or any Tenant Parties (as defined in Section 7.07 below), then Landlord shall notify Tenant in writing and if Tenant fails to make such repairs within thirty (30) days of its receipt of such notice, then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within thirty (30) days (or, in the case of emergencies, twenty-four (24) hours after receipt of such notice) after receipt of an invoice and reasonable supporting documentation, shall pay to Landlord all reasonable out-of-pocket costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment.  Tenant shall give Landlord written notice of any needed repairs which are the obligation of Landlord hereunder; provided, however, that Tenant’s failure to provide such notice shall not be deemed a waiver by Tenant.  It shall then be the obligation of Landlord, after receipt of such notice, to perform the same within thirty (30) days (or within twenty-four (24) hours in the event of an emergency) after such notice; provided, however, that if the nature of the repairs is such that more than thirty (30) days are reasonably required for performance, then Landlord shall not be deemed to be in default hereunder if Landlord commences such repairs within said thirty (30) day (or twenty-four (24) hour period in the event of an emergency) period and thereafter diligently completes them and provided further, that for purposes of this sentence “commences” includes material steps taken by Landlord to investigate, design, consult, bid or seek permit or other governmental approval in connection with such repair.  Should Landlord default, as provided in Section 12.03 below, in its obligation to make any of the repairs assumed by it hereunder with respect to the Premises or Building and if such repairs shall be reasonably necessary to Tenant’s use and occupancy of the Premises, Tenant shall have the right to perform such repairs, in which event Landlord, within thirty (30) days after written demand accompanied by detailed invoice(s), shall pay to Tenant the reasonable, actual out-of-pocket costs expended by Tenant for such repairs together with accrued interest at the Agreed Rate from the date of Tenant’s payment, provided that nothing herein shall be deemed to create a right of setoff or withholding by Tenant of Base Rent or Additional Rent or any other amounts due herein.  Landlord grants Tenant a license, effective during the Lease Term, to enter upon those portions of the Premises and the Building to which access is reasonably necessary for Tenant to take such action.  Landlord shall not be liable to Tenant for any damage to person or property as a result of any failure to timely perform any of its obligations with respect to the repair, maintenance or replacement of the Premises, the Building, Lot 1 or the Project or any part thereof, and Tenant’s sole right and remedy (together with its rights under Section 12.03 below) shall be the performance of said repairs by Tenant with the right of reimbursement from Landlord, all in accordance with the terms of this Section 6.01(b).  Tenant hereby expressly waives all rights under and benefits of Sections 1941 and 1942 of the California Civil Code or under any law, statute or ordinance on the same subject now or hereafter in effect to make repairs and offset the cost of same against Rent or to withhold or delay any payment of Rent or any other of its obligations hereunder as a result of any default by Landlord under this Section 6.01(b).

(c)           Tenant agrees to keep the interior of the Premises clean and in sanitary condition as required by the health, sanitary and police ordinances and regulations of any political subdivision having jurisdiction and to remove all trash and debris which may be found in the Premises.  Tenant further agrees to keep the interior surfaces of the Premises, including, without limitation, windows, floors, walls, doors, showcases and fixtures clean and neat in appearance.

Tenant may contract directly with the janitorial company used by Landlord as of the Commencement Date to service the Building in order to provide janitorial services to the Premises, in which case, Landlord shall have no obligation to provide janitorial services to the Premises.  No agreement entered into by Tenant and Landlord’s janitorial company shall impose any obligation or additional cost on Landlord or otherwise bind Landlord.

(d)           If Tenant refuses or neglects to commence (as defined above) such repairs and/or maintenance for which Tenant is responsible under this Article VI within a thirty (30) day period (or within twenty-four (24) hours in the event of an emergency) after written notice from Landlord and thereafter to diligently prosecute the same to completion, then Landlord, upon at least 24 hours prior written notice (except in an emergency when no such notice shall be required), may enter the Premises and cause such repairs and/or maintenance to be made, and Landlord shall not be responsible to Tenant for any loss or damage occasioned thereby, and Tenant, within thirty (30) days after receipt of an invoice, shall pay to Landlord all reasonable, our-of-pocket third party costs and expenses of any such repairs and/or maintenance, together with accrued interest at the Agreed Rate from the date of Landlord’s payment.

Section 6.02                      Maintenance of Common Areas

At all times during the Lease Term, Landlord shall maintain, repair and replace all features, facilities and improvements in, on or about the Building Common Areas, the Lot 1 Common Areas and the Amenities Parcel, landscaping, curbs, walkways, driveways, roadways, parking areas, and lighting, sprinkler, drainage, sewer and plumbing systems, fixtures and equipment.  Landlord’s obligations herein shall be performed in a manner to maintain the Building Common Areas, and the Lot 1 Common Areas in a first class condition at reasonably prudent cost and expense.  All costs and expenses incurred by Landlord in connection with the foregoing obligations shall be included in Operating Expenses except as otherwise provided in Section 4.05(b); provided, however, if such maintenance, repair or replacement is due to the acts, omissions or negligence of Tenant or any Tenant Parties, then Landlord shall nevertheless make such repairs at Tenant’s expense, and Tenant, within thirty (30) days after receipt of an invoice, shall pay to Landlord all out-of-pocket costs and expenses of any such repairs, together with accrued interest at the Agreed Rate from the date of Landlord’s payment.

Section 6.03                      Alterations, Additions and Improvements

No alterations, additions, or improvements (“Alterations”) shall be made to the Premises by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant, without Landlord’s prior written consent, but upon not less than ten (10) business days prior written notice to Landlord, may make Alterations (including removal and rearrangement of prior Alterations) which (a) do not adversely affect any systems or equipment of the Building, Lot 1 or the Project, (b) do not adversely affect the structural integrity or any structural components of the Building, Lot 1 or the Project, and (c)  do not involve the expenditure of more than Seventy-Five Thousand and No/100 Dollars ($75,000.00) in the aggregate during any twelve (12) month period.  As a condition to Landlord’s obligation to consider any request for consent hereunder, Tenant hereby agrees to pay Landlord upon demand for the reasonable out-of-pocket third party costs and expenses of consultants, engineers, architects and others for reasonable review of plans and specifications and for monitoring the construction of any proposed Alterations.  Landlord may require Tenant to remove any such Alterations at the expiration or sooner termination of the Lease Term and to restore the Premises to their prior condition pursuant to the terms of Section 17.09 hereof by providing written notice to Tenant at the time Landlord responds to Tenant’s request for Landlord’s consent to the Alteration.  If Landlord states in its response that it will not require removal, then Tenant shall not be required to remove the applicable Alterations.  All Alterations to be made to the Premises shall be designed by and made under the supervision of a California licensed architect and/or California licensed structural engineer (each of whom has been approved by Landlord, with such approval not being unreasonably withheld, conditioned or delayed) and shall be made in accordance with plans and specifications which have been furnished to and approved by Landlord in writing prior to commencement of work.  All Alterations shall be constructed and installed, at the sole cost and expense of Tenant, by California licensed contractors approved by Landlord, in compliance with the terms and conditions of the Work Letter, including but not limited to the “Specifications” and “Requirements” set forth in Schedules One and Two thereof, along with all applicable laws and any relevant LEED Certification Requirements, and in good and workmanlike manner, and shall have been approved in writing by the City of Sunnyvale and any other applicable governmental agencies, to the extent such approval is required.  Subject to Landlord’s right to require Tenant to remove Alterations in accordance with this Section 6.03 (in which case Tenant shall retain ownership thereof), all Alterations, including, without limitation, all lighting, electrical, heating, ventilation, air conditioning and full height partitioning, drapery and carpeting installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures and shall become the property of Landlord at the expiration or sooner termination of the Lease.  Tenant shall retain title to all furniture and trade fixtures placed on the Premises.  Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with (A) a complete set of both hard copies and CAD drawings of “as built” plans for such Alterations, and (B) a statement of all final costs of design, demolition, construction and installation of such Alterations.

Section 6.04                      Covenant Against Liens

Tenant shall not allow any liens arising from any act or omission of Tenant to exist, attach to, be placed on, or encumber Landlord’s or Tenant’s interest in the Premises, the Building or the Project, or any portion of either, by operation of law or otherwise.  Tenant shall not suffer or permit any lien of mechanics, material suppliers, or others to be placed against the Premises, the Building or the Project, or any portion of either, with respect to work or services performed or claimed to have been performed for Tenant or materials furnished or claimed to have been furnished to Tenant or the Premises.  Landlord has the right at all times to post and keep posted on the Premises any notice that it considers necessary for protection from such liens.  At least seven (7) days before beginning construction of any Alterations, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of nonresponsibility.  If any such lien attaches or if Tenant receives notice of any such lien, Tenant shall cause the lien to be released and removed of record, by recordation of a lien release bond or otherwise, within twenty (20) days after receipt of notice thereof.  Despite any other provision of this Lease, if the lien is not released and removed within twenty (20) days after Tenant’s receipt of notice of such lien, then Landlord may immediately take all action necessary to release and remove the lien, without any duty to investigate the validity of such lien.  All expenses (including reasonable attorney fees and the cost of any bond) incurred by Landlord in connection with a lien incurred by Tenant or its removal shall be considered Additional Rent under this Lease and be immediately due and payable by Tenant.  Notwithstanding the foregoing, if Tenant shall, in good faith, contest the validity of any such lien, claim or demand, then Tenant shall, at its sole expense, defend and protect itself, Landlord and the Premises, the Building, Lot 1 or the Project against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.  If Landlord reasonably elects to participate in or is made a party to any such action, Tenant shall reimburse Landlord’s reasonable attorneys’ fees and costs within ten (10) days after demand.

ARTICLE VII

INSURANCE

Section 7.01                      Property/Rental Insurance for Premises

At all times during the Lease Term, Landlord shall keep the Premises (including the Tenant Improvements, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and Lot 1, insured against loss or damage by fire and those risks normally included in special form (causes of loss) property insurance.  In addition, then Landlord may keep the Premises (including the Tenant Improvements, but excluding any Alterations or other property required to be insured by Tenant pursuant to Section 7.02 below), the Building and Lot 1 insured against, (i) earthquake and earthquake sprinkler leakage, (ii) flood, (iii) loss of rents (including scheduled rent increases) and extra expenses for eighteen (18) months, (iv) boiler and machinery, (v) fire damage legal liability form, including waiver of subrogation, and (vi) such other perils as either Landlord’s lender shall require or Landlord, in its prudent, good-faith judgment, shall deem reasonable for the protection of the Building and Lot 1.  The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost and shall be subject to commercially reasonable deductibles chosen by Landlord.  Insurance shall include a Building Ordinance and Increased Cost of Construction Endorsement insuring the increased cost of reconstructing the Premises and the Building, Lot 1 due to the need to comply with applicable statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may be in force hereafter.  Tenant shall pay Tenant’s Share of any deductibles associated with the Project within thirty (30) days after receipt of an invoice.  All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.

Section 7.02                      Property Insurance for Fixtures and Inventory

At all times during from and after the Delivery Date through and including the expiration or earlier termination of this Lease, Tenant shall, at its sole expense, maintain special form (causes of loss) property insurance, which includes the same coverage as required of Landlord in Section 7.01 above, on any trade fixtures, furnishings, merchandise, equipment, artwork or other personal property in or on the Premises, and on all Alterations (whether or not presented to Landlord for its consent).  The amount of such insurance shall not be less than one hundred percent (100%) of replacement cost, with commercially reasonable deductibles, and Landlord shall not have any responsibility, nor pay any cost, for maintaining any insurance required by this Section 7.02.  Tenant shall pay all deductibles under such policies in the event of a loss.

Notwithstanding the foregoing, Tenant shall have the right to self insure loss to any of the items described in this Section 7.02.

Section 7.03                      Landlord’s Liability Insurance

During the Lease Term, Landlord shall maintain a policy or policies of commercial general liability insurance covering Landlord (and such others as designated by Landlord) against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) on our about the Building, Lot 1 or the Project, with combined single limit coverage in an amount to be reasonably determined by Landlord; provided that if such policy is a blanket policy that covers properties (other than the Building, Lot 1 or the Project) owned by Landlord, only that portion allocable to the Building or the Project, as the case may be, shall be payable hereunder.  All premiums for all such insurance shall be included in Insurance Expenses recoverable by Landlord in accordance with Article IV.

Section 7.04                      Tenant’s Liability Insurance

At all times during from and after the Delivery Date through and including the expiration or earlier termination of this Lease, Tenant shall obtain and keep in force a policy or policies of commercial general liability insurance covering Tenant, and naming Landlord and any Landlord Parties and any lenders or ground landlords whose names are provided to Tenant as additional insureds, against claims and liability for bodily injury, personal injury and property damage (including loss of use thereof) based upon, involving or arising out of (a) Tenant’s operations and contractual liabilities, or (b) ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto.  Such insurance shall be on an “occurrence” basis providing a single limit coverage in amount of not less than Ten Million Dollars ($10,000,000) per occurrence; provided, however, the limits of such insurance shall not limit the liability of Tenant nor relieve Tenant of any obligation under this Lease.  Such insurance shall include (i) a Broad Form endorsement covering the provisions of this Lease and the performance by Tenant of its indemnity agreements contained in this Lease, including, without limitation, Section 7.07 below, (ii) coverage for Additional Lessors of Premises, and (iii) coverage for “amendment of the pollution exclusion” to provide coverage for damage caused by heat, smoke, fumes from a fire.  All insurance to be carried by Tenant shall be primary to, and not contributory with, any similar insurance carried by Landlord (whose insurance shall be considered excess insurance only).

Section 7.05                      Evidence of Insurance

Tenant shall furnish to Landlord prior to its initial entry to the Premises pursuant to Section 5.03(a), above, and at least fifteen (15) days prior to the expiration date of any policy, evidence reasonably acceptable to Landlord that the property insurance and liability insurance required to be maintained by Tenant is in full force and effect for the twelve (12) month period following such expiration date; that Landlord has been named as an additional insured to the extent of contractual liability assumed in this Lease, including, without limitation, Section 7.07 below; and that all such policies will not be canceled unless the issuer has endeavored to provide thirty (30) days’ prior written notice of the proposed cancellation to Landlord.  The insurance shall be issued by insurer carriers approved by Landlord; provided, however, that such approval shall not be unreasonably withheld so long as Tenant’s insurance carrier has a Best’s Insurance

Guide rating not less than A- VIII and is licensed to do business in California.  Landlord shall furnish to Tenant reasonable evidence of its insurance coverage required hereunder within fifteen (15) after demand made not more than once in any calendar year.

Section 7.06                      Mutual Waiver of Claims and Subrogation Rights

Landlord and Tenant hereby release and relieve the other, and waive their entire claim of recovery for loss or damage to property arising out of or incident to any peril covered by the insurance policies required to be carried pursuant to Sections 7.01 and 7.02 above (but only to the extent of insurance proceeds either actually received by the waiving party or which would have been received if the required insurance had been carried by the waiving party), when such property constitutes the Project, or is in, on or about the Project, whether or not such loss or damage is due to the negligence of Landlord or Tenant, or their respective agents, employees, guests, licensees, invitees, or contractors.  Tenant and Landlord waive all rights of subrogation against each other on behalf of, and shall obtain a waiver of all subrogation rights from, all property and casualty insurers referenced above.

Section 7.07                      Indemnification and Exculpation

(a)           Except as otherwise provided in Section 7.07(c) below, Tenant shall indemnify, defend, protect and hold free and harmless Landlord, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders and other constituent entities, and their respective officers, directors, servants, employees, agents and independent contractors (collectively, “Landlord Parties”) from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), costs, expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorneys’, experts’ and arbitrators’ fees and costs and court costs, incurred to the extent arising from (i) any cause in, on or about the Premises, (ii) any acts, omissions or negligence of Tenant, its partners, subpartners, members, parent organizations, affiliates, subsidiaries, principal shareholders, other constituent entities or any other person or entity claiming by, through or under Tenant, or any of their respective officers, directors, servants, employees, agents, independent contractors, licensees, invitees, visitors or guests (collectively, “Tenant Parties”), in, on or about Lot 1 or the Project during the Lease Term, and (iii) any breach or default in the timely observance or performance of any obligation on Tenant’s part to be observed or performed under this Lease.

(b)           Because Landlord is required to maintain insurance on the Building and Lot 1, and because Tenant compensates Landlord for such insurance as part of Tenant’s Share of Insurance Expenses and because of the waivers of subrogation in Section 7.06, Landlord shall indemnify, defend, protect and hold free and harmless Tenant and each of the Tenant Parties from any and all liability, claims, loss, damages, causes of action (whether in tort or contract, law or equity, or otherwise), costs, expenses, charges, assessments, fines, and penalties of any kind, including without limitation, reasonable attorneys’, experts’ and arbitrators’ fees and costs and court costs, for damage to property outside the Premises, but occurring on Lot 1,  to the extent such claims result from the grossly negligent acts or willful misconduct of Landlord or Landlord’s Parties in connection with their respective activities in, on, or about the Building or Lot 1, except to the extent that such claim is for damage to the tenant improvements or Tenant’s personal property, fixtures, furniture or equipment and is covered by insurance that Tenant is required to obtain under this Lease (or would have been covered had Tenant carried the insurance required under this Lease).

(c)           Notwithstanding the foregoing, Tenant’s indemnity contained in Section 7.07(a) above shall not apply to Landlord’s negligence or willful misconduct.

(d)           Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise and all other personal property in, on or about the Premises and for injury or death to persons in, on or about the Premises, from any cause arising at any time to the fullest extent permitted by law.  Notwithstanding the provisions of Section 7.07(b) above, or any other provision of this Lease, in no event shall any Landlord Parties be liable under any circumstances for (i) injury or damage to, or interference with, Tenant’s business (including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use) or other consequential damages, in each case however occurring, or (ii) any damage which is or could be covered by the insurance Tenant is required to carry under this Lease.

ARTICLE VIII

DAMAGE OR DESTRUCTION

Section 8.01                      Repair of Damage by Landlord

Tenant agrees to notify Landlord in writing promptly of any damage to the Premises resulting from fire, earthquake or other event (a “Casualty”).  If the Premises are damaged by a Casualty, any Common Areas of the Building or Lot 1 providing access to or parking for the Premises are damaged by Casualty to the extent that Tenant does not have reasonable access to or parking for the Premises, or the Casualty results in the Premises not being provided with essential utilities (including, without limitation, electricity, water, HVAC and passenger elevator service), and if neither Landlord nor Tenant has elected to terminate this Lease under this Article VIII, then Landlord shall promptly and diligently repair such damage and restore Common Areas, the Building (including the Building’s systems), the Premises (but not Tenant’s improvements, Alterations, personal property or trade fixtures therein), the Tenant Improvements, and/or Tenant’s parking facilities to substantially the same condition as existed before the Casualty, except for modifications request by building codes and other laws.  If Tenant requests that Landlord make any modifications to the Tenant Improvements in connection with the rebuilding, Landlord may condition those modifications on:  (a) confirmation by Landlord’s contractor that the modifications shall not materially increase the time needed to complete the tenant improvements, or (b) an agreement by Tenant that the modification shall not extend the Rent abatement period.

Section 8.02                      Repair Notice.

Landlord shall, within sixty (60) days after the date of the Casualty, provide written notice to Tenant indicating the anticipated period for repairing the Casualty (the “Repair Notice”).  The Repair Notice shall be accompanied by a statement executed by a licensed contractor or architect mutually approved by the parties, certifying the contractor’s or architect’s opinion regarding the anticipated period for repairing the Casualty.  The Repair Notice shall also state, if applicable, Landlord’s election to either repair or to terminate the Lease under Section 8.03, below.

Section 8.03                      Landlord’s Option To Repair or Terminate.

Landlord may elect either to terminate this Lease or to effectuate repairs if:  (a) the Repair Notice estimates that the period for repairing the Casualty exceeds two hundred seventy (270) days from the date of the Casualty; (b) the estimated repair costs of the Premises or the Building, even though covered by insurance, exceeds fifty percent (50%) of the full replacement cost, or (c) Landlord does not receive sufficient insurance proceeds (not taking into account the deductible portion of the insurance policy) to complete Landlord’s restoration obligations hereunder, and such shortfall is not due to Landlord’s failure to obtain the property insurance required by Section 7.01 hereof or any intentionally wrongful act of Landlord or any Landlord Party that results in such insurance proceeds being unavailable.  Landlord’s election shall be stated in the Repair Notice.  Despite any other provisions of this Article 8, Landlord may not elect to terminate this Lease under this Article 8 unless Landlord elects also to terminate the leases of all similarly situated tenants, provided that Landlord has the right under each applicable lease to terminate it based on the extent of the Casualty.

Section 8.04                      Tenant’s Option to Terminate.

If the Repair Notice indicates that the anticipated period for repairing the Casualty exceeds two hundred seventy (270) days from the date of Casualty, then Tenant may elect to terminate this Lease by providing written notice (“Tenant’s Termination Notice”) within thirty (30) days after receiving the Repair Notice.  If Tenant does not elect to terminate within this thirty (30) day period, then, subject to the next succeeding sentence, Tenant shall be considered to have waived the option to terminate pursuant to this Section 8.04.

Section 8.05                      Rent Abatement Due to Casualty.

Landlord and Tenant agree that, to the extent Landlord receives rental abatement insurance proceeds therefore (or would have received such proceeds if: (i) Landlord had maintained the insurance required of Landlord pursuant to Section 7.01 hereof, or (ii) Landlord or a Landlord Party had not performed an intentionally wrongful act that results in such insurance being unavailable), Tenant’s Rent shall fully abate during the period beginning on the later of (a) the date of the Casualty, or (b) the date on which Tenant ceases to occupy the Premises and end on the date of the completion of Landlord’s restoration obligations (the “Casualty Abatement Period”).  If, however, Tenant is able to occupy and does occupy a portion of the Premises, then Rent shall be abated during the Casualty Abatement Period only for the portion of the Premises not occupied by Tenant.  Subject to Section 8.04. the Rent abatement provided in this Section 8.05 is Tenant’s sole remedy due to the occurrence of the Casualty.

Section 8.06                      Damage Near End of Lease Term.

Notwithstanding any other provision of this Article 8, if the Premise or the Building or the Common Areas necessary for parking and/or access to the Premises are destroyed or damaged by a Casualty during the last twelve (12) months of the Lease Term, then Landlord and

Tenant shall each have the option to terminate this Lease by giving written notice to the other of the exercise of that option within thirty (30) days after the date of the Casualty; provided, however, that Landlord may not elect to terminate this Lease under this Article 8 unless Landlord elects also to terminate the Lease of all similarly situated tenants, provided that Landlord has the right under each applicable lease to terminate it based on the extent of the Casualty.  If Tenant is not then in default beyond all applicable notice and cure periods under this Lease, Tenant may negate Landlord’s election to terminate under this Section 8.06 by electing, within ten (10) business days after receipt of Landlord’s termination notice, to exercise an unexercised Option.  If Tenant negates Landlord’s election, then this Lease shall continue in effect unless Landlord has the right to, and elects to, terminate this Lease under Section 8.03, above.

Section 8.07                      Effective Date of Termination; Rent Apportionment.

If Landlord or Tenant elects to terminate this Lease under this Article 8, then the termination shall be effective thirty (30) days after deliver of the notice of such election.  Tenant shall pay Rent, properly apportioned, up to the date of the Casualty.  After the effective date of the termination, Landlord and Tenant shall be discharged from all future obligations under this Lease, except those provisions that, by their express terms, survive the expiration or earlier termination of this Lease.

Section 8.08                      Waiver of Civil Code Remedies.

Tenant hereby expressly waives any rights to terminate this Lease upon damage or destruction to the Premises, including without limitation any rights pursuant to the provisions of Section 1932, Subdivisions 1 and 2 and Section 1933, Subdivision 4, of the California Civil Code, as amended from time to time, and the provisions of any similar law hereinafter enacted.

Section 8.09                      No Abatement of Rentals.

Except as otherwise expressly provided in Section 8.05 above, the Base Rent, Additional Rent and other charges due under this Lease shall not be reduced or abated by reason of any damage or destruction to the Premises, and Landlord shall be entitled to all proceeds of the insurance maintained pursuant to Section 7.01 above.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business (including, without limitation, loss of business, profits or goodwill), resulting in any way from any damage or the repair thereof.

Section 8.10                      No Liability for Tenant’s Alterations or Personal Property.

In no event shall Landlord have any liability for, nor shall it be required to repair or restore, any injury or damage to Tenant’s Alterations or personal property or to any other personal property of others in or upon the Premises, the Building or Lot 1 or the Project.

ARTICLE IX

REAL PROPERTY TAXES

Section 9.01                      Payment of Taxes

(a)           Throughout the Lease Term, Landlord shall pay all real property taxes, including, without limitation, any escaped or supplemental tax and any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license, fee, charge, excise or imposition imposed, assessed or levied on or with respect to the Building or the Project or any part thereof, or any legal or equitable interest of Landlord therein, by any Federal, State, County, City or other political subdivision or public authority having the direct or indirect power to tax, including, without limitation, any improvement district or any community facilities district, as well as any government or private cost sharing agreement assessments made for the purpose of augmenting or improving the quality of services and amenities normally provided by government agencies (“Real Property Taxes”) and any tax, fee, charge, imposition or excise described in subsection 9.01(b) below.  Notwithstanding anything to the contrary contained herein, “Real Property Taxes” shall not include any net income taxes, franchise taxes, or any succession, estate or inheritance taxes of Landlord or any penalties due to Landlord’s late or non-payment of any Real Property Taxes.  All such payments shall be made by Tenant to Landlord on an estimated basis, as is described in Section 4.04 hereof; provided, however, that, at Landlord’s election, such payments may be made by Tenant directly to the taxing authority pursuant to Section 4.04 hereof no later than thirty (30) days after Landlord’s delivery to Tenant of a statement of the real property tax due (but in no event later than ten (10) days prior to the date such real property taxes would be delinquent), together with a copy of the applicable tax bill except to the extent such amounts are included in estimated real property taxes paid monthly pursuant to Section 4.04(b).

(b)           Except as otherwise expressly provided herein below, if at any time during the Lease Term, the State of California or any political subdivision of the state, including any county, city, city and county, public corporation, district, or any other political entity or public corporation of this state, levies or assesses against Landlord a tax, fee, charge, imposition or excise on rents under leases of space in the Building or Lot 1 or the Project, the square footage of the Building or the Project, the act of entering into leases of space in the Building or Lot 1 or the Project, or the occupancy of tenants of the Building or Lot 1 or the Project, or levies or assesses against Landlord any other tax, fee, or excise, however described, including, without limitation, a so-called value added, business license, transit, commuter, environmental or energy tax fee, charge or excise or imposition related to the Building or Lot 1 or the Project, as a direct substitution in whole or in part for, or in addition to, any Real Property Taxes (collectively, “Additional Real Property Taxes”), then the same shall be included in “Real Property Taxes” for all purposes hereunder; provided that, notwithstanding the foregoing, if any such Additional Real Property Taxes pertain solely to (i) Rent under this Lease (as opposed to under all leases of space in the Building or Lot 1 or the Project), (ii) the square footage of the Premises (as opposed to the square footage of the Building or Lot 1 or the Project), (iii) the act of entering into this Lease, or (iv) the occupancy of Tenant (as opposed to all tenants or occupants of the Building or Lot 1 or the Project) (as opposed to all leases of space in the Building or Lot 1 or the Project), then such Additional Real Property Taxes shall not be included in “Real Property Taxes,” and shall be the sole obligation and liability of Tenant and shall be paid by Tenant, as Additional Rent, ten (10) days before delinquency (or, if such Additional Real Property Taxes are levied against Landlord or Landlord’s property, then Landlord shall pay the same before delinquency and Tenant shall reimburse Landlord the amount of the same within ten (10) days after written demand accompanied by a copy of Landlord’s tax bill); and further provided that, if any such Additional Real Property Taxes pertain not only to Lot 1 or the Project, but to additional property of Landlord located outside Lot 1 or the Project as well, then “Real Property Taxes” shall only include a portion of such Additional Real Property Taxes, which portion shall be computed upon the amounts and at the rates that otherwise would be payable if Lot 1 or the Project were the only property of Landlord.

(c)           Landlord shall provide Tenant with copies of all tax and assessment bills on the Premises promptly upon Landlord’s receipt of Tenant’s written request therefor, and Landlord shall also provide to Tenant evidence of payment promptly upon Landlord’s receipt of Tenant’s written request therefor.

(d)           With respect to taxes and assessments which may lawfully be paid in installments, “Real Property Taxes” for any period during the Lease Term shall include only such portion of the same which is payable within such period and any interest payable thereon computed (whether or not such is the case) as if Landlord had elected to pay the same over the longest period permitted by law.

(e)           If Landlord shall obtain any abatement or refund on account of any Real Property Taxes or other Additional Real Property Taxes as to which Tenant shall have made payments hereunder, then Landlord shall promptly refund to Tenant an equitable portion of any such abatement or refund, after deducting therefrom the reasonable costs and expenses incurred by Landlord in obtaining such abatement or refund.

Section 9.02                      Proration for Partial Years

If any Real Property Taxes paid by Tenant shall cover any period prior to the Commencement Date or after the Expiration Date, then Tenant’s Share of such Real Property Taxes shall be prorated on a day-for-day basis to cover only the period of time within the applicable tax fiscal year during which this Lease shall be in effect.

Section 9.03                      Personal Property Taxes

(a)           Tenant shall pay prior to delinquency all taxes imposed, assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or elsewhere.  When possible, Tenant shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Landlord.

(b)           If any of Tenant’s said personal property shall be assessed with Landlord’s real property, Tenant shall pay to Landlord, as Additional Rent, the amount of taxes attributable to Tenant’s personal property within ten (10) days after receipt of a written statement thereof.

(c)           If Tenant shall fail to pay any such taxes, Landlord shall have the right to pay the same, in which case Tenant shall repay such amount to Landlord, as Additional Rent, with Tenant’s next installment of Rent, together with interest at the Agreed Rate.

ARTICLE X

UTILITIES

(a)           HVAC.  Tenant shall pay, prior to delinquency and throughout the Lease Term, all charges for water, gas, heating, ventilation, air conditioning, cooling, sewer, telephone, electricity, garbage, janitorial service, landscaping and all other services and utilities supplied to the Premises, including Tenant’s Share of any such services or utilities which are not separately metered for or billed to the Premises.  Landlord may, at Tenant’s expense, install devices which separately meter Tenant’s consumption of utilities.  All charges for utilities and services which are separately metered to the Premises or which are provided directly to Tenant or the Premises by utility companies or third party providers shall be paid directly by Tenant to such utility companies or third party providers prior to delinquency.  All charges for utilities and services for the sole benefit of Tenant or the Premises which are billed to and paid by Landlord directly shall be paid by Tenant to Landlord within ten (10) days after receipt of an invoice therefor.  All other charges for utilities and services shall be included in Operating Expenses recoverable by Landlord in accordance with Article IV.  The disruption, failure, lack or shortage of any service or utility with respect to the Premises, the Building, Lot 1 or the Project due to any cause whatsoever shall not affect any obligation of Tenant hereunder, and Tenant shall faithfully keep and observe all the terms, conditions and covenants of this Lease and pay all Rent due hereunder, all without diminution, credit or deduction; provided, however, if such disruption, failure, lack or shortage is caused by Landlord’s failure to observe or perform its obligations hereunder, then, within thirty (30) days after receipt of written notice from Tenant specifying such failure, Landlord shall initiate the cure of such failure and thereafter shall diligently prosecute said cure to completion.

(b)           Generator Service.

(i)           Throughout the Lease Term, Landlord shall provide to Tenant Tenant’s Building Share of power from the Generator for the purpose of providing emergency electrical service to the Premises (hereinafter referred to as the “Generator Service”).  Throughout the Lease Term, Landlord agrees to supply fuel to the Generator and to maintain, repair, use and operate the Generator in good working order.

(ii)           Landlord shall have the right, by giving reasonable advance written notice to Tenant, to temporarily suspend service of the Generator and/or any systems, services or utilities serving the Generator for so long as may become necessary in order to allow the making of any and all repairs, replacements, changes, modifications, improvements, or substitutions to the Generator.  If Landlord temporarily suspends service of the Generator pursuant to, and in accordance with, this section, the period for which such service is suspended shall be reasonable with respect to the particular reason for such temporary suspension of service and, except as may otherwise be expressly provided in the Lease with respect to any suspension of services provided to Tenant, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or abatement of the Base Rent or Additional Rent under the Lease with respect to the temporary suspension of service set forth in this section. Landlord agrees to use commercially reasonable efforts to resume the service of the Generator and/or the systems, services or utilities serving the Generator as soon as possible. Tenant is hereby authorized to arrange for the visual inspection and performance of preventative maintenance tests or emergency power tests (a/k/a pull the plug test) by licensed technicians consistent with Tenant’s practices, provided that no such inspection or test shall be performed by Tenant without the presence of Landlord’s agent, employee or other representative.

(iii)           If Landlord temporarily suspends service of the Generator in accordance the above and such suspension is reasonably expected to last more than twenty-four (24) hours, then Landlord shall, at Landlord’ sole cost and expense, install, operate, maintain and use an outdoor truck mounted portable generator or other temporary generator (the “Temporary Generator”) to provide Tenant with a continuous supply of backup power available from such Temporary Generator in an amount at least equal to their allocation of the Generator capacity throughout the period that Landlord temporarily suspends the service of the Generator and/or any systems, services or utilities serving the Generator until the date that Landlord resumes such service.

(c)           After-Hours Service.  Throughout the Lease Term, Landlord agrees to provide Tenant with HVAC service during nonbusiness hours upon reasonable advance verbal notice. Tenant shall reimburse Landlord for its actual cost to provide such after-hour service within thirty (30) days of Tenant’s receipt of Landlord’s invoice.  If more than one tenant directly benefits from the after-hour services, then the cost shall be allocated proportionately between or among the benefiting tenants based upon the amount of time each tenant benefits and the square footage each lease.

ARTICLE XI

ASSIGNMENT AND SUBLETTING

Section 11.01                                Landlord’s Consent Required

Except as provided in Section 11.02, Tenant shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, license or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises or any part thereof, without Landlord’s prior written consent; provided, however, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or a subletting of all or a portion of the Premises.  Landlord shall respond in writing to Tenant’s request for consent hereunder in a timely manner and any attempted assignment, transfer, mortgage, encumbrance, subletting or licensing without such consent shall be void, and shall constitute a breach of this Lease.  Tenant shall reimburse Landlord upon demand for Landlord’s reasonable costs and expenses (including reasonable attorneys’ fees, architect fees and engineering fees) involved in reviewing any request for consent whether or not such consent is granted; provided, however, in no event shall such amount exceed $10,000.

Section 11.02                                Tenant Affiliates

Tenant, without Landlord’s prior written consent, but upon not less than ten (10) business days prior written notice to Landlord, may assign this Lease, or sublet all or any portion of the Premises, to any business entity which controls, is controlled by, or is under common control with Tenant, or to any business entity resulting from the merger or consolidation with Tenant, or to any person or entity which acquires a controlling interest of Tenant’s stock if Tenant is no longer a publicly traded company (“Affiliate”), provided that said assignee or subtenant (i) has a net worth equal to or greater than that of Tenant as of the date of this Lease, and (ii) assumes, in full, the obligations of Tenant under this Lease arising from and after such assignment.  Any portion of the Premises which is assigned or sublet to an Affiliate of Tenant shall not be included in the calculation of subleased, assigned or transferred Rentable Area for the purposes of Section 11.06 and Section 17.26.

Section 11.03                                No Release of Tenant

Regardless of whether or not Landlord’s consent is required or obtained, no subletting or assignment (including, without limitation, to an Affiliate) shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the Rent and to perform all other obligations to be performed by Tenant hereunder.  The acceptance of Rent by Landlord from any other person shall not be deemed consent to any subsequent assignment or subletting.  In the event of any default in the payment of Rent or performance of any obligation hereunder by any assignee or successor of Tenant, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee or successor.

Section 11.04                                Excess Rent

In the event Landlord shall consent to a sublease or an assignment, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of all net proceeds (including the fair market value of all non-cash consideration) collected or received by Tenant from a subtenant or assignee which are in excess of the Base Rent and Additional Rent due and payable with respect to the subject space pursuant to Article IV for the time period encompassed by the sublease or assignment term, after first deducting reasonable leasing commissions paid by Tenant with respect to such sublease or assignment.  With respect to an assignment, Tenant shall make such payment on the effective date of such assignment.  With respect to a sublease, Tenant shall make such payment on a monthly basis on the first day of each calendar month after Tenant receives such amount from the subtenant.  Landlord expressly acknowledges and agrees that it shall not be entitled to consideration received by Tenant in connection with an assignment of this Lease or an sublease of the Premises to an Affiliate.

Section 11.05                                Information to be Provided

Tenant’s written request to Landlord for consent to an assignment or subletting or other form of transfer shall be accompanied by (a) the name and legal composition of the proposed transferee; (b) the nature of the proposed transferee’s business to be carried on in the Premises; (c) the material terms and provisions of the proposed transfer agreement (including, without limitation, a description of the portion of the Premises to be transferred, and the effective date of the proposed transfer); (d) a copy of all executed and/or proposed documentation pertaining to the proposed transfer; and (e) such financial and other reasonable information as Landlord may promptly request concerning the proposed transferee.

Section 11.06                                Landlord’s Recapture Rights

(a)           Landlord’s Recapture Rights

Notwithstanding any other provision of this Article 11, if Tenant desires to assign, sublease or otherwise transfer to any person or entity (other than an Affiliate) any interest in this Lease or the entire Premises or any part thereof, then Tenant shall deliver to Landlord a written request for consent, together with all of the information specified in Section 11.05 above.  If such transfer (together with all other assignments, subleases or transfers then in effect) would affect seventy five percent (75%) of the Rentable Area of the Premises in the aggregate (such total affected portion of the Rentable Area of the Premises being referred to herein as the “Recapture Space”) for more than fifty percent (50%) of the remainder of the Lease Term, then Landlord shall have the option to recapture all, but not less than all, of the Recapture Space, which option shall be exercisable only by giving written notice to Tenant (“Recapture Notice”) within ten (10) days after Landlord’s receipt of Tenant’s request for consent.  A timely Recapture Notice shall terminate this Lease with respect to the Recapture Space effective as of the date specified in Tenant’s request for consent as the effective date of the proposed transfer.  Landlord’s recapture rights shall be subject to the rights of any assignee, subtenant or other transferee of Tenant, as set forth in any assignment, sublease or other transfer agreement to which Landlord previously has consented, but subject to the terms and conditions set forth in Landlord’s consent thereto; any such assignment, sublease or other transfer agreement shall be assigned to Landlord as of the effective date of Landlord’s recapture.

(b)           Consequences of Recapture

If Landlord recaptures less than the entire Premises pursuant to Section 11.06(a) above, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises.  This Lease, as so amended, shall continue thereafter in full force and effect.  Either party may require written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Recapture Space.  If Landlord recaptures the Recapture Space, then Landlord, at Landlord’s sole expense, shall promptly (but in all events prior to Landlord tendering possession of the Recapture Space to a third party) construct, paint, and furnish any partitions required to segregate the Recapture Space from the remaining Premises retained by Tenant, as well as arrange for separate provision of utilities and services (including, at Landlord’s option, installation of separate meters if and to the extent the premises are served by separately metered utilities) (collectively, the “Demising Improvements”).  Landlord agrees that the Demising Improvements shall be completed pursuant to plans and specifications reasonably acceptable to Tenant and that Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use and enjoyment of the Premises during the construction of any Demising Improvements.

ARTICLE XII

DEFAULTS; REMEDIES

Section 12.01                                Defaults

The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant:

(a)           The vacation or abandonment of all or a substantial portion of the Premises by Tenant, or the commission of waste at the Premises, or the making of an assignment, subletting or other transfer in violation of Article XI; provided however, abandonment and/or vacation shall be considered to not occur if the Premises are maintained and occupied to the extent necessary to maintain the insurance on each and every portion of the Premises;

(b)           The failure by Tenant to make any payment of Base Rent as and when due, if such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant.  In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be five (5) business days rather than the statutory three (3) days;

(c)           The failure by Tenant to make any payment of any other sum owing under this Lease as and when due, if such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant.  In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be five (5) business days rather than the statutory three (3) days;

(d)           Tenant’s failure to provide (i)  any supplemental letter of credit as required by Section 2.04(c) or (ii) any instrument or assurance as required by Section 7.05 or (iii) estoppel certificate as required by Section 15.01 or (iv) any document subordinating this Lease to a Lender’s deed of trust as required by Section 17.13, if any such failure continues for ten (10) business days after written notice of the failure.  In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be ten (10) business days rather than the statutory three (3) days;

(e)           The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in paragraphs (a), (b), (c) or (d) of this Section 12.01, if such failure continues for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.  In the event Landlord serves Tenant with a Notice to Perform Covenant or Quit in the form required by applicable law, such Notice shall constitute the notice required by this paragraph, provided that the cure period stated in such Notice shall be thirty (30) days rather than the statutory three (3) days;

(f)           (i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) the filing by Tenant of a voluntary petition in bankruptcy under Title 11 U.S.C. or the filing of an involuntary petition against Tenant which remains uncontested for a period of sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, provided, however, in the event that any provisions of this Section 12.01(e) is contrary to any applicable law, such provision shall be of no force or effect; and

(g)           The discovery by Landlord that any financial statement given to Landlord by Tenant, or any future guarantor of Tenant’s obligations hereunder, was materially false.

Section 12.02                                Remedies

In the event of any such material default and breach by Tenant, Landlord may at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default and breach:

(a)           Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, (i) the cost of recovering possession of the Premises including reasonable attorney’s fees related thereto; (ii) the worth at the time of the award of any unpaid Rent that had been earned at the time of the termination, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iii) the worth at the time at the time of the award of the amount by which the unpaid Rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by allowing interest at the Agreed Rate but in no case greater than the maximum amount of interest permitted by law, (iv) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%), (v) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform obligations under this Lease, including, but not limited to, reasonable brokerage commissions and advertising expenses, expenses of remodeling the Premises for a new tenant (whether for the same or a different use), and any market-rate concessions made to obtain a new tenant, and (vi) any other amounts, in addition to or in lieu of those listed above, that may be permitted by applicable law.

(b)           Maintain Tenant’s right to possession as provided in Civil Code Section 1951.4 (Landlord may continue lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises.  In such event Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.

(c)           Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state of California.

Section 12.03                                Default by Landlord

Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after receipt of written notice from Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying that Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  In the event Landlord does not commence performance of any maintenance or repair required of Landlord hereunder within the thirty (30) day period provided herein, and in the event that such maintenance or repair relates to improvements which are wholly within the Premises (not including any Building core systems or equipment), Tenant may perform such maintenance or repair, and Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action, together with interest thereon at the Agreed Rate.  Tenant waives any right to terminate this Lease or to vacate the Premises on Landlord’s default under this Lease.  Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief.

Section 12.04                                Late Charges

Tenant and Landlord hereby acknowledges that late payment by either of them to the other of Rent or any other sums due hereunder will cause the recipient of such amounts to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of Rent or any other sum due from Tenant or Landlord shall not be received by the other or its designated agent within five (5) business days after such amount is due and owing, the delinquent party shall pay a late charge equal to five percent (5%) of such amount each time a late charge is payable during the Lease Term. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs the recipient will incur by reason of late payment. Acceptance of such late charge shall in no event constitute a waiver of default with respect to such overdue amount, nor prevent either party from exercising any of the other rights and remedies granted hereunder.

Section 12.05                                Landlord’s Right to Perform Tenant’s Obligations

Except as otherwise expressly stated in this Lease, all obligations to be performed or observed by Tenant under this Lease shall be performed or observed by Tenant at Tenant’s expense and without any reduction of Rent.  So long as Landlord provides Tenant with at least thirty (30) days’ prior written notice (or whatever other notice and grace period is specifically provided for in this Lease), Landlord may perform or observe any obligation of Tenant which is in default hereunder if such default is not cured within such thirty (30) day period, without waiving Landlord’s other rights and remedies for Tenant’s failure to perform or observe any obligations under this Lease and without releasing Tenant from any such obligations.  Within thirty (30) days after receiving a statement from Landlord, Tenant shall pay to Landlord the amount of third-party out-of-pocket expenses reasonably incurred by Landlord in performing or observing Tenant’s obligation.

ARTICLE XIII

CONDEMNATION OF PREMISES.

Section 13.01                                Total Condemnation

If the entire Premises or the portions of the Building or the Project required for reasonable access to, or the reasonable use of, the Premises shall be permanently taken by condemnation at any time during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall terminate as of the earlier of (a) the date on which title vests in the condemnor, or (b) the date Tenant is dispossessed of the Premise by the condemnor.  Upon such condemnation, all Rent shall be paid up to the date of the termination of the Lease.

Section 13.02                                Partial Condemnation

Except as otherwise provided in this Section 13.02, if less than all of the Premises is taken by condemnation during the Lease Term (whether by exercise of governmental power or the sale or transfer by Landlord to any condemnor under threat of condemnation or while proceedings for condemnation are pending), then this Lease shall remain in full force and effect.  If a partial taking leaves the Premises unfit for the conduct of Tenant’s business, then Tenant shall have the right to terminate this Lease effective as of the earlier of the date (a) title vests in the condemnor, or (b) on which Tenant is dispossessed by the condemnor.  Tenant may elect to exercise its right to terminate this Lease pursuant to this Section 13.02, if at all, by delivering written notice to Landlord within thirty (30) days after receipt of notice of such condemnation.  All Rent shall be paid up to the date of termination, and Tenant shall have no claim against Landlord for the value of the unexpired portion of the Lease Term.  If this Lease shall not be terminated, then the Rent reserved herein shall be prorated on the basis the of the Rentable Area of the portion of the Premises retained by Tenant in proportion to the Rentable Area contained in the Premises immediately prior to the partial taking.  If Tenant’s continued use of the Premises requires alterations and repair by reason of a partial taking, all such alterations and repair shall be made by Landlord at Landlord’s expense.  Tenant waives all rights it may have under California

Code of Civil Procedure Section 1265.130 or otherwise, to terminate this Lease based on partial condemnation.

Section 13.03                                Award to Tenant

In the event of any condemnation (whether total or partial), Tenant shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant for loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation.  In the event of any condemnation (whether total or partial), the entire condemnation award shall belong to Landlord (including, without limitation, any “bonus value” of the leasehold estate - OR - amount attributable to any excess of the market value of the Premises for the remainder of the Lease Term over the then present value of the Rent payable for the remainder of the Lease Term), and Tenant shall have no right to recover from Landlord or from the condemning authority for any claims arising out of such taking; provided, however, notwithstanding the foregoing, as long as the award payable to Landlord is not reduced thereby, Tenant shall have the right to make a separate claim in the condemnation proceeding for, and to recover from the condemning authority, such compensation as may be separately awarded or recoverable by Tenant for (a) loss of Tenant’s business fixtures, or equipment belonging to Tenant immediately prior to the condemnation, (b) the taking of the unamortized value (using the Lease Term as the amortization period) of any Tenant Improvements paid for by Tenant which are not removed by Tenant, and (c) Tenant’s moving expenses.

ARTICLE XIV

ENTRY BY LANDLORD

Subject to Tenant’s reasonable security measures (which may include having a representative of Tenant present) (except in cases of emergency), Tenant shall permit Landlord and its employees, agents and contractors to enter the Premises and all parts thereof upon twenty-four (24) hours notice, which may be oral (or without notice in the case of an emergency where there is a reasonable risk of the loss of life or property) at all reasonable times solely for any of the following purposes:  (i) to inspect the Premises; (ii) to maintain the Premises; (iii) to make such repairs to the Premises as Landlord is obligated or may elect to make; (iv) to make repairs, alterations or additions to any other portion of the Building; (v) to show the Premises and to post “For Lease” signs for the purposes of re-letting the Premises during the last twelve (12) months of the Lease Term; (vi) to show the Premises to prospective lenders or purchasers of the Building; and (vii) to post notices of nonresponsibility.  Provided that Landlord uses commercially reasonable efforts to promptly finish any work for which it entered and otherwise uses commercially reasonable effort to minimize interference to Tenant’s use and enjoyment of the Premises, Landlord shall have such right of entry without any abatement of Rent to Tenant.  Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

ARTICLE XV

ESTOPPEL CERTIFICATE

Section 15.01                                Estoppel Certificate

Either party (the “Certifying Party”) shall, at any time upon not less than fifteen (15) days’ prior written notice from the other (the “Requesting Party”), execute, acknowledge and deliver to the Requesting Party a statement in substantially the same form and substance as Exhibit F attached hereto in writing (i) certifying, if true, that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying, if true, that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any; (ii) acknowledging, if true, that there are not, to the Certifying Party’s knowledge, any uncured defaults on the part of Landlord or Tenant hereunder, or specifying such defaults if any are known or claimed; and (iii) certifying or acknowledging, if true, such other reasonably ascertainable facts that are covered by the Lease terms as are requested by any prospective lender, purchaser of the Building or other third party designated by the Requesting Party.  Any such statement may be conclusively relied upon by any prospective lender, purchaser of the Building or the third party designated by the Requesting Party.

Section 15.02                                Failure to Deliver

A Certifying Party’s failure to timely execute, acknowledge and deliver such statement within the applicable notice and grace periods provided for herein shall constitute a default hereunder.

ARTICLE XVI

LIMITATIONS ON LANDLORD’S LIABILITY

If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and if as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the interest of Landlord in the Building including, without limitation, the rental income and proceeds from sale as well as any insurance or condemnation proceeds received by Landlord.  Neither Landlord nor any Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Article XVI shall inure to the benefit of Landlord’s and all Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.

ARTICLE XVII

GENERAL PROVISIONS

Section 17.01                                Severability

The invalidity of any provision of this Lease shall in no way affect the validity of any other provision hereof.

Section 17.02                                Agreed Rate Interest on Past-Due Obligations

Except as expressly herein provided, any amount due to either party not paid when due shall bear interest at the Bank of America prime rate plus two percent (2%) (the “Agreed Rate”).  Payment of such interest shall not excuse or cure any default by Tenant under this Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California.  Any interest paid in excess of those limits shall be refunded to the payor by application of the amount of excess interest paid against any sums outstanding in any order that payee requires.  If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to the payor by the payee.

Section 17.03                                Time of Essence

Time is of the essence in the performance of all obligations under this Lease.

Section 17.04                                Submission of Lease

The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or option for Tenant to lease, or otherwise create any interest of Tenant in the Premises or any other premises situated in Lot 1 or the Project.  The return to Landlord of Tenant-executed copies of this Lease shall not be binding upon Landlord, notwithstanding any preparation or anticipatory reliance or expenditures by Tenant or any time interval, until Landlord has in fact executed and actually delivered a fully-executed copy of this Lease to Tenant.  This document shall not be effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

Section 17.05                                Incorporation of Prior Agreements and Exhibits

This Lease (including Exhibits A, B, C, D, E, F, G, H, I, J and K) contains all agreements of the parties with respect to any matter mentioned herein.  No prior agreement or understanding pertaining to any such matter shall be effective.  This Lease may be modified in writing only, signed by the parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that neither the Landlord nor any employees or agents of the Landlord has made any oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the Lease Term except as otherwise specifically stated in this Lease.

Section 17.06                                Notices

(a)           Written Notice

Any notice required or permitted to be given hereunder shall be in writing and shall be given by a method described in paragraph (b) below and shall be addressed to Tenant or to Landlord, as the case may be, at the respective address noted below next to the signature of such party. Either party may, by notice to the other party, specify a different address for notice purposes.  A copy of all notices required or permitted to be given hereunder to Tenant or to Landlord, as the case may be, shall be concurrently transmitted to such other persons at such addresses as may hereafter be designated by Tenant or Landlord, respectively, by notice to the other party; provided, however, no delay or failure of delivery to any such persons shall affect the validity of the delivery of such notice to Tenant or to Landlord, as the case may be.

(b)           Methods of Delivery

(i)           When personally delivered to the recipient, notice is effective upon delivery.  Delivery to the person apparently designated to receive deliveries at the subject address (e.g., a receptionist) shall constitute personal delivery if made during business hours.

(ii)           When mailed by certified mail with return receipt requested, notice is effective upon receipt if delivery is confirmed by a return receipt.

(iii)           When delivered by recognized overnight courier service (e.g., Federal Express, Airborne, United Parcel Service, DHL WorldWide Express) with charges prepaid or charged to the sender’s account, notice is effective upon delivery if delivery is confirmed by the courier service

(iv)           When delivered by facsimile to the last facsimile number of the recipient known to the party giving notice, notice is effective on receipt as long as (A) a duplicate copy of the notice is promptly given by first-class or certified mail or by overnight delivery, or (B) the receiving party delivers a written confirmation of receipt.  Any notice given by facsimile shall be considered to have been received on the next business day if it is received after 5:00 p.m. (recipient’s time) on a nonbusiness day.

(c)           Refused, Unclaimed or Undeliverable Notices

Any correctly addressed notice that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified shall be considered to be effective as of the first date that the notice was refused, unclaimed, or considered undeliverable by the postal authorities, messenger, or overnight courier service.

Section 17.07                                Waivers

No waiver of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach of the same or any other provisions.  Any consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of consent to or approval of any subsequent act.  The acceptance of Rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

Section 17.08                                Recording

Neither Landlord nor Tenant shall execute, acknowledge or deliver to the other a “short form” memorandum of this Lease for recording purposes.

Section 17.09                                Surrender of Possession; Holding Over

(a)           At the expiration or earlier termination of this Lease, Tenant shall remove all of Tenant’s equipment, trade fixtures, supplies, wall decorations, signage and other personal property from the Premises, the Building and the Common Area and shall vacate the Premises, and surrender to Landlord possession of the Premises and all improvements therein, broom clean and in substantially as good order and condition as when the Tenant’s Work is complete, excepting only normal wear and tear, damage due to casualty not caused by Tenant or Tenant’s agents, employees or contractors, condemnation and Landlord’s obligations hereunder.  Except for such normal wear and tear, damage due to casualty not caused by Tenant or Tenant’s agents, employees or contractors, condemnation and Landlord’s obligations Tenant shall:  (i) repair all damage to the Premises, the interior and exterior of the Building and the Common Area caused by Tenant’s removal of its property; (ii) patch and refinish, to Landlord’s reasonable satisfaction, all penetrations made by Tenant or any Tenant Parties to the roof, floor, interior or exterior walls or ceiling of the Premises and the Building, whether or not such penetrations were made with Landlord’s approval; (iii) repair or replace all damaged ceiling tiles, wall coverings and floor coverings to the reasonable satisfaction of Landlord; and (iv) repair all damage caused by Tenant to the exterior surface of the Building.  Upon the expiration or earlier termination of this Lease, Landlord may reenter the Premises and remove all persons and property therefrom.  If Tenant shall fail to surrender to Landlord the Premises, the Building and the Common Area in the condition required by this Section 17.09(a) at the expiration or earlier termination of this Lease, then Landlord, at Tenant’s expense, may remove Tenant’s signs, property and/or improvements not so removed and make such repairs and replacements not so made or hire, at Tenant’s expense, independent contractors to perform such work.  Tenant shall be liable to Landlord for all reasonable out-of-pocket costs incurred by Landlord in returning the Premises, the Building and the Common Area to the required condition, together with interest thereon at the Agreed Rate from the date incurred by Landlord until paid.  Tenant shall pay to Landlord the amount of all costs so incurred (including, without limitation, costs of disposal, storage and insurance), together with interest at the Agreed Rate, within thirty (30) days after receipt of an invoice therefor.

(b)           If Tenant, without Landlord’s prior written consent, remains in possession of the Premises after the expiration of the Lease Term, then such occupancy shall be a tenancy-at-sufferance on every applicable term, condition and agreement contained herein (including the payment of Additional Rent), except that monthly Base Rent shall be payable at a rate equivalent to one hundred fifty percent (150%) of the higher of (i) Base Rent in effect immediately prior to such expiration or (ii) the Fair Market Rent for the Premises at such time.

Section 17.10                                Cumulative Remedies

No remedy or election hereunder by Landlord shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

Section 17.11                                Covenants and Conditions

Each provision of this Lease to be observed or performed by Tenant shall be deemed both a covenant and a condition.

Section 17.12                                Binding Effect; Choice of Law

Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of Article XVI, this Lease shall bind the parties, their personal representatives, successors and assigns.  This Lease shall be governed by the laws of the State of California.

Section 17.13                                Lease to be Subordinate

Tenant agrees that this Lease is and shall be, at all times, subject and subordinate to (a) the lien of any mortgage, deed of trust or other encumbrances now existing against the Premises, the Building or Lot 1 or the Project, including all modifications, renewals, and extensions thereof, and (b) all ground or underlying leases now existing affecting the Building or Lot 1 or the Project, including all modifications, renewals, and extensions thereof.  Landlord agrees that it shall be an express condition precedent to Tenant’s obligations under this Lease that Landlord, at its sole cost and expense, provide Tenant with subordination, non-disturbance and attornment agreements (“SNDA”) substantially in the form of Exhibit E from the holder of each mortgage, deed of trust or other encumbrances and the ground lessor under any ground lease within sixty (60) days of the mutual execution and delivery of this Lease; provided, however, that if Landlord fails to deliver the SNDA within such time period, then Tenant shall thereafter have the right to terminate this Lease until such time as the SNDA is delivered to Tenant fully executed and acknowledged by Landlord and the holder of each mortgage, deed of trust or other encumbrances and the ground lessor under any ground lease.   If, after the mutual execution and delivery of this Lease, Landlord elects to encumber the Property with a new mortgage, deed of trust or encumbrance or enter into a ground lease affects the Building or  Lot 1, then Tenant shall execute and deliver any commercially reasonable documents confirming the subordination of this Lease within fifteen (15) business days after delivery of same by Landlord, so long as the mortgagee, beneficiary, or ground or underlying Landlord agrees therein that this Lease will not be terminated if Tenant is not in default beyond all applicable notice and cure periods following either the foreclosure of any such mortgage, deed or trust or other encumbrance (or the granting of a deed in lieu thereof) or the termination of any such ground or underlying lease.  Notwithstanding any subordination of this Lease, in the event of either the foreclosure of any such mortgage, deed or trust or other encumbrance (or the granting of a deed in lieu thereof) or the termination of any such ground or underlying lease, Tenant shall attorn to, and become the tenant of, the successor to Landlord (i.e., such mortgagee, beneficiary or other successor to Landlord by foreclosure or deed in lieu thereof, or such ground or underlying Landlord, as the case may be), at the option of such successor to Landlord; provided however, in no event shall any such successor to Landlord (i) be liable for any previous act or omission of Landlord under this Lease except to cure continuing defaults to the extent it has been provided with written notice thereof and an opportunity to cure, (ii) be subject to any offset, defense or counterclaim against Landlord which shall theretofore have accrued to Tenant under this Lease, (iii)  have any obligation with respect to any security deposit, unless the same shall have been paid or physically delivered to such successor, or (iv) be bound by any Rent paid more than one month in advance to Landlord or any prior landlord or owner.

Section 17.14                                Attorneys’ Fees

In the event any action or proceeding is brought by any party to enforce or interpret the provisions of this Lease, or if any other action or proceeding is brought arising out of or relating to this Lease, the prevailing party in such action or proceeding shall be entitled to recover the reasonable fees of its attorneys, experts and arbitrators, and other costs of suit.

Section 17.15                                Signs

(a)           Subject to the terms of this Section 17.15, throughout the Lease Term, Tenant shall have the exclusive right, at Tenant’s sole expense, to install and maintain Tenant’s company name on the Exterior Building Parapet Sign on the Building located in the location depicted on Exhibit J attached hereto and incorporated herein, so long as Tenant continues to lease at least three (3) full floors of the Building and occupies at least fifty percent (50%) of the Premises.

(b)           Subject to the terms and conditions of this Section 17.15, throughout the Lease Term shall the right to install and maintain (i) Tenant’s company name in the top position on the Project’s pedestrian monument signage, (ii) Tenant’s pro rata share of the lobby wall signage and Tenant’s company name on the lobby directory signage in the Building, and (iii) Tenant’s identification sign in the elevator lobby of the floor on which their main receptionist is located.  Except as set forth above, Tenant shall not place any additional signs outside the Premises (or visible from outside the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld; provided, however, any such signage shall be subject to the terms of this Section 17.15.

(c)           Tenant’s identification signage on the exterior of the Building, in the Project Common Areas (including the monument signs) and the Building Common Areas and Tenant’s other signage outside the Premises (or visible from outside the Premises) shall be referred to herein, collectively, as “Tenant’s Signage.”  All aspects of Tenant’s Signage, including, but not limited to, quality, design, color, style, lighting, size and specifications, as applicable, shall be (i) consistent with Landlord’s signage policy set forth on Exhibit D attached hereto, (ii) subject to Landlord’s prior written approval which Landlord will not unreasonably withhold, condition or delay, (iii) in compliance with all applicable governmental laws, ordinances, rules, regulations, codes and approvals, and (iv) the Moffett Towers Multi-Tenant Signage Standards Final dated 9/19/08 as approved by the City of Sunnyvale, together with any amendments or supplements thereto.  Tenant shall be responsible, at its sole cost and expense, for the installation, maintenance, repair and replacement of Tenant’s Signage.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Signage and repair any damage resulting therefrom.  Notwithstanding anything to the contrary contained in this Section 17.15, Landlord, at its election, shall have the right to perform any and all installation, maintenance, repair, replacement and removal of Tenant’s Signage and to repair any damage resulting therefrom, in which instance Tenant shall pay to Landlord upon demand the third-party out-of-pocket reasonable cost of such installation, maintenance, repair, replacement, removal and repair within thirty (30) days after receipt of an invoice.  Tenant shall be responsible, at its sole cost and expense, for obtaining all governmental approvals for Tenant’s Signage, provided that Tenant shall not submit any applications or requests for governmental approvals without first obtaining Landlord’s prior written approval thereof (which approval shall not be unreasonably withheld, conditioned or delayed), and provided further that Tenant shall provide written notice to Landlord of all hearings and meetings with any applicable governmental authority regarding Tenant’s applications or requests for governmental approvals not later than two (2) business days prior thereto.  Subject to the foregoing, upon request by Tenant from time to time, Landlord agrees (at no material cost to Landlord that Tenant does not agree in advance to reimburse) to reasonably cooperate with Tenant in connection with Tenant’s efforts to obtain all governmental approvals for Tenant’s Signage, provided that Landlord shall have no obligation (and Tenant shall have no right) to agree to or to comply with any conditions which may be imposed upon Landlord or the Building or Lot 1 or the Project in connection with any governmental approvals for Tenant’s Signage.  Tenant hereby acknowledges and agrees that the governmental approvals for Tenant’s Signage are not conditions to the validity of this Lease, and in the event Tenant fails to obtain any such approvals, this Lease shall continue in full force and effect in accordance with its terms, except that Tenant shall have no right with respect to Tenant’s Signage which is not so approved.  The rights contained in this Section 17.15 with respect to Tenant’s Signage shall be personal to the originally named Tenant herein (“Original Tenant”) or an Affiliate and may only be exercised by the Original Tenant or an Affiliate (and not by any other assignee, subtenant or transferee) if the Original Tenant or an Affiliate then occupies the entire Premises.  Should the name of Original Tenant be legally changed or should Tenant’s Signage be assigned to an Affiliate (any such other name referred to herein as a “New Name”), Tenant, at its sole cost and expense, shall be entitled to modify Tenant’s name as the same appears on Tenant’s Signage to reflect Tenant’s New Name, so long as Tenant’s New Name is not an objectionable name.  As used herein, the term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building or Lot 1 or the Project, or which would otherwise reasonably offend a landlord of similar Buildings in the vicinity of the Building.

Section 17.16                                Merger

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

Section 17.17                                Quiet Possession

Landlord covenants that Tenant, upon timely paying the Rent for the Premises and timely observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, shall have quiet possession of the Premises for the Lease Term, subject to all of the covenants, conditions and provisions of this Lease.  The foregoing covenant is in lieu of any other covenant express or implied.

Section 17.18                                Easements

Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of Parcel Maps and covenants, conditions and restrictions, so long as such easements, rights, dedications, Maps and covenants, conditions and restrictions do not unreasonably interfere with Tenant’s use of or access to the Premises or Tenant’s parking rights granted hereunder.  Tenant shall sign any of the aforementioned or other documents, and take such other actions, which are reasonably necessary or appropriate to accomplish such granting, recordation and subordination of the Lease to same, upon request of Landlord, and failure to do so within ten (10) business days after a written request to do so shall constitute a material breach of this Lease, provided that Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses (including reasonable attorneys’ fees) necessarily incurred in the performance of Tenant’s obligations under this Section 17.18.

Section 17.19                                Authority

Each individual executing this Lease on behalf of a corporation, limited liability company or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of such entity in accordance with a duly adopted resolution of the governing group of the entity empowered to grant such authority, and that this Lease is binding upon said entity in accordance with its terms.  Each party shall provide the other with a certified copy of its resolution within thirty (30) days after execution hereof, but failure to do so shall in no manner (i) be evidence of the absence of authority or (ii) affect the representation or warranty.

Section 17.20                                Force Majeure Delays

In any case where either party hereto is required to do any act (other than the payment of money), and the performance of such act is prevented, delayed or stopped due to Acts of God or Nature, war, terrorism, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather, the time for performance of such act (whether designated by a fixed date, a fixed time or a “reasonable time”) shall be deemed to be extended by the period of such prevention, delay or stoppage.

Section 17.21                                Hazardous Materials

(a)           Definition of Hazardous Materials and Environmental Laws

“Hazardous Materials” means any chemical, substance, petroleum, pollutant, product, waste or other material of any nature whatsoever (collectively called “Hazardous Materials”) subject to regulation pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. section 1801, et seq.; the Resource Conservation and

Recovery Act, 42 U.S.C. section 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. sections 2601, et seq.; the Clean Air Act, 42 U.S.C. sections 7401 et seq.; the Clean Water Act, 33 U.S.C. sections 1251, et seq.; the California Hazardous Waste Control Act, Health and Safety Code sections 25100, et seq.; the California Hazardous Substances Account Act, Health and Safety Code sections 26300, et seq.; the California Safe Drinking Water and Toxic Enforcement Act, Health and Safety Code sections 25249.5, et seq.; California Health and Safety Code sections 25280, et seq. (Underground Storage of Hazardous Substances); the California Hazardous Waste Management Act, Health and Safety Code sections 25170.1, et seq.; California Health and Safety Code sections 25501. et seq. (Hazardous Materials Response Plans and Inventory); California Health and Safety Code sections 25214.9 et seq. (Electronic Waste); or the Porter-Cologne Water Quality Control Act, California Water Code sections 13000, et seq.; all of the foregoing as may be amended from time to time; or any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to or imposing liability (including, but not limited to, warning, disclosure, management, storage, disposal, release, response, removal and remediation costs) or standards of conduct or performance concerning any Hazardous Material  as now or at any time hereafter may be in effect (collectively, “Environmental Laws”).

(b)           Use of Hazardous Materials

Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in, on or about Lot 1 or the Project by Tenant, its agents, employees, contractors, licensee, guests, visitors or invitees except as such substances that are required in the ordinary course of Tenant’s business conducted on the Premises or are otherwise approved by Landlord.  Landlord shall not unreasonably withhold, condition or delay such consent so long as Tenant demonstrates to Landlord’s reasonable satisfaction that such Hazardous Materials and the quantity thereof are necessary or useful to Tenant’s business and will be used, kept and stored in a manner that complies with all applicable Environmental Laws.  Tenant shall, at all times, provide any required warnings or disclosure, and shall use, keep, store, and handle all such Hazardous Materials in or about Lot 1 or the Project in compliance with all applicable Environmental Laws.  Tenant shall not treat or dispose of Hazardous Materials at Lot 1 or the Project.  Tenant shall properly dispose of Hazardous Materials at an off-site facility in accordance with Environmental Laws, and shall properly remove all Hazardous Materials used or brought onto Lot 1 or the Project during the Lease Term from Lot 1 or the Project prior to the expiration or earlier termination of the Lease.

(c)           Landlord’s Representation and Warranty.  Except as disclosed by that certain “Phase I Environmental Site Assessment Parcels 1 and 4 1111 Lockheed Martin Way, Sunnyvale, California Project No. 05-364-A dated July 28, 2005” prepared by Iris Environmental on behalf of Landlord’s affiliate, Jay Paul Company, Landlord represents and warrants to Tenant that as of the Effective Date of this Lease, to the best of Landlord’s knowledge:  (a) there has been no release onto or under the Premises, the Building, Lot 1 or the Project of any Hazardous Material in violation of any Environmental Law, and (b) Landlord has not received written notice that the Premises, the Building, Lot 1 or the Project are in violation of any Environmental Law.

(d)           Environmental Indemnity.

Tenant agrees to indemnify and hold Landlord harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of a breach of this Section 17.21 or the use, storage, treatment, transportation, release, presence, generation, or disposal of Hazardous Materials on, from or about Lot 1 or the Project, and/or subsurface or ground water, after the Delivery Date from an act or omission of Tenant, its agents, employees, invitees, vendors or contractors.

(e)           Remediation Obligations

If the presence of Hazardous Materials on the Premises after the Delivery Date is a result from an act or omission of Tenant (or Tenant’s successors), its agents, employees, invitees, vendors, contractors, guests, or visitors and such Hazardous Materials contaminate Lot 1 or the Project or any water or soil beneath Lot 1 or the Project, Tenant shall promptly take all action necessary or appropriate to investigate and remedy that contamination, at its sole cost and expense, provided that Landlord’s consent to such action shall first be obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)           Notification

Landlord and Tenant each agree to promptly notify the other of (i) any release of Hazardous Materials in, on or about the Premises, the Building or Lot 1, and (ii) any communication received from any governmental entity concerning Hazardous Materials or the violation of Environmental Laws that relate to Lot 1.

Section 17.22                                Intentionally Deleted.

Section 17.23                                Brokers

Landlord and Tenant represent and warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, except for the Broker defined in the Basic Terms, and that they know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Lease.  Each party shall indemnify, protect, defend, and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorneys’ fees) for any leasing commission, finder’s fee, or equivalent compensation alleged to be owning on account of the indemnifying party’s dealings with any real estate broker or agent.  Landlord shall pay a commission to the Broker pursuant to the terms of a separate written agreement.

Section 17.24                                Survival

All covenants and obligations arising out of this Lease shall survive the expiration or earlier termination of this Lease and shall remain outstanding until satisfied in full.

Section 17.25                                Rooftop Communications Equipment

(a)           Roof Space.  Landlord agrees to permit Tenant to utilize sufficient and suitable space on the roof of the Building (“Roof Space”) throughout the Lease Term and any extensions thereof for the purpose of installing, using, maintaining or replacing, or cause a carrier, vendor or other operator selected by Tenant to install, maintain and replace, on the Roof Space at Tenant’s sole cost and expense, certain telecommunications and other rooftop equipment (“Equipment”).  Landlord also agrees that Tenant may run cables (“Cables”) related to the use of such Equipment between the Roof Space and the Premises.  It shall be a condition precedent to the ability of Tenant to install such Equipment and/or Cables on the Roof Space that plans and specifications therefore have received written consent thereto by Landlord, which consent shall not be unreasonably withheld.  So long as the Equipment and Cables are used for the sole benefit of Tenant and its assignees, subtenants, guests and invitees in their operations at the Premises and no third party revenue is derived for such Equipment and Cables, there shall be no additional monthly rental fees charged to Tenant for its use of the Roof Space.

(b)           Possession; Removal.  The Equipment and Cables shall remain the property of the Tenant or Tenant’s contractors at all times.  Tenant shall, at its sole cost and expense, remove such Equipment and Cables upon the expiration or earlier termination of the Lease and, to the extent reasonably possible, Tenant shall restore the Roof Space to substantially its condition immediately preceding installation of the Equipment, excepting ordinary wear and tear, acts of God, casualties, condemnation, obsolescence, and repairs that are specifically made the responsibility of Landlord under this Lease.

(c)           Access.  Landlord shall allow Tenant reasonable access to the Roof Space and other areas of the Building so as to facilitate the installation, use and maintenance of the Equipment and Cables, and the removal of the Equipment pursuant to the terms of this Section 17.25.

(d)           Indemnity.  Tenant shall indemnify and hold Landlord harmless from and against liability, costs and expenses, including reasonable attorney’s fees, incurred by Landlord to the extent caused by Tenant’s installation, use and maintenance of the Equipment and Cables.

Section 17.26                                Right of First Offer

(a)           Grant.  Subject to the terms of this Section 17.26, Landlord grants to Tenant during the Right of First Offer Term a continuous right of first offer (“Right of First Offer”) to lease any space which is available for lease on the fifth (5th) floor of the Building (“Available Space”).  For the purposes of this Section 17.26, such space shall not be deemed available for lease, and this Right of First Offer shall not apply, if the space in question is already leased to a tenant thereof who leases or re-leases such space pursuant to any right to extend the term of its lease or expand the size of its premises agreed upon by Landlord and such tenant as of the date of this Lease (the “Superior Rights”).  Landlord represents and warrants that all such Superior Rights, if any, are described in Exhibit K to this Lease.

(b)           Term.  The term of the Right of First Offer (“Right of First Offer Term”) shall commence on the Commencement Date and shall terminate on the Expiration Date or the expiration of any applicable Extended Term.

(c)           Covenants of Landlord.  Subject to the conditions precedent established by subsection (f) below, if at any time during the Right of First Offer Term Landlord decides to offer any Available Space for lease, Landlord shall first provide Tenant with a written notice (“Offer Notice”) detailing (i) the rent at which said Available Space is being offered, (ii) the rentable square footage and location thereof, (iii) the date the Available Space will become available and (iv) all other terms upon which Landlord proposes to lease the Available Space to Tenant including, without limitation, the tenant improvement allowance and all rent concessions.

(d)           Exercise of Tenant’s Right of First Offer.  Subject to the conditions precedent established by subsection (f) below, Tenant may exercise Tenant’s Right of First Offer to lease all (but not less than all) of the Available Space described in the Offer Notice by providing Landlord with written notice (“Acceptance Notice”) thereof within ten (10) business days of Landlord’s delivery to Tenant of the Offer Notice.  If Tenant does not exercise its Right of First Offer within said ten (10) business day period, then (i) Tenant shall, if Landlord desires to lease less than all of the Available Space, first have a further right to lease the smaller Available Space under this Right of First Offer, and (ii) Landlord shall thereafter be free to lease the entirety of the Available Space to anyone; provided, however, that if Landlord offers the Available Space at a rental rate which is less than ninety percent (90%) of the effective rental rate specified in the Offer Notice (taking into account differences in tenant improvement allowances and free rent periods) for a lease for the same number of years as is specified in the Offer Notice within ninety (90) days after the date on which Landlord has delivered the Offer Notice to Tenant, then Tenant’s First Offer shall again be applicable to Available Space.

(e)           Conditions to Right of First Offer.  Notwithstanding anything to the contrary in this Section 17.26, Landlord shall have no obligation to provide Tenant with an Offer Notice, and Tenant shall have no right to exercise Tenant’s Right of First Offer, if:  (i) Tenant is in default beyond all applicable notice and cure periods either:  (a) at the time Landlord seeks to lease the Available Space in question, or at the time Tenant seeks to give Landlord an Acceptance Notice, whichever, is relevant, or (b) upon the date Tenant seeks to take possession of the Available Space referenced in the Offer Notice, (ii) Tenant has assigned this Lease or sublet more than fifty percent (50%) of the rentable space located in the Premises to a party other than an Affiliate, (iii) Tenant then occupies less than fifty percent (50%) of the Premises or (iv) Tenant has received more than three (3) notices of default from Landlord during the Term of this Lease.  Tenant’s Right of First Offer shall be personal to Tenant and Tenant’s Affiliate and shall not be transferable with any assignment of this Lease or subletting of the Premises.

(f)           Terms for Right of First Offer.  In the event that Tenant exercises Tenant’s Right of First Offer, Tenant’s occupancy of the Available Space taken shall be on all of the same terms and conditions described in the Offer Notice.  In such event, Tenant’s Share due hereunder and the number of parking spaces available to Tenant shall also be adjusted accordingly.

(g)           Amendment to Lease.  Landlord and Tenant hereby agree to execute an amendment to this Lease (“Lease Amendment”) prior to Tenant’s occupancy of the Available Space in question.  The Lease Amendment shall specify, among other things, the Rent, date of occupancy, increase in Tenant’s Share and square footage of the Available Space taken in connection with Tenant’s exercise of Tenant’s Right of First Offer.  If Tenant does not execute such a Lease Amendment within fifteen (15) business days after the date on which it provides Landlord with the Acceptance Notice, then, at Landlord’s option, Tenant’s rights hereunder shall be void and terminated, but, otherwise, a valid exercise of Tenant’s Right of First Offer shall be fully effective, whether or not such amendment is executed.

Section 17.27                                List of Exhibits

EXHIBIT A	Real Property Legal Description, Project Site Plan and Premises Floor Plan
EXHIBIT B	Memorandum of Commencement of Lease Term and Schedule of Base Rent
EXHIBIT C	Work Letter Agreement for Tenant Improvements and Interior Specification Standards
EXHIBIT D	Signage Exhibit
EXHIBIT E	SNDA
EXHIBIT F	Estoppel Certificate
EXHIBIT G	Rules and Regulations
EXHIBIT H	Shipping/Loading Access
EXHIBIT I	Intentionally Deleted
EXHIBIT J	Sign Locations
EXHIBIT K	Superior Rights

The registrant agrees to funish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

LANDLORD AND TENANT EACH HAS CAREFULLY READ AND HAS REVIEWED THIS LEASE AND BEEN ADVISED BY LEGAL COUNSEL OF ITS OWN CHOOSING AS TO EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOWS ITS INFORMED AND VOLUNTARY CONSENT THERETO.  EACH PARTY HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS AND CONDITIONS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.

Executed at Sunnyvale, California, as of the reference date.

(Signatures continued on next page)

LANDLORD:
MT SPE, LLC, a Delaware limited liability company

By:           Moffett Towers, LLC, a Delaware limited liability company
Its:           Sole Member

By:           Moffett Towers Management Inc., a Delaware corporation
Its:           Managing Member

By:  /s/ Jay Paul
Jay Paul, President
ADDRESS: c/o Jay Paul Company 350 California Street, Suite 1905 San Francisco, CA 94104-1432
TENANT: RAMBUS INC., a Delaware corporation By: /s/ Michael Schroeder Name: Michael Schroeder (Type or Print Name) Title: Vice President, Human Resources and Facilities	ADDRESS: 4440 El Camino Real Los Altos, CA 94022 Attn: Director of Global Facilities and Real Estate (Before Commencement Date)
1040 Enterprise Way Sunnyvale, California 94089 Attn: Director of Global Facilities and Real Estate (After Commencement Date)